Exhibit 10.53

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into as of December 28, 2016 (the “Effective Date”) by and among Arena Pharmaceuticals GmbH, a company organized under the laws of Switzerland, having a principal place of business at Untere Brühlstrasse 4, 4800, Zofingen, Switzerland (“Arena”), Eisai Inc., a company organized under the laws of Delaware, having a principal place of business at 100 Tice Blvd., Woodcliff Lake, New Jersey 07677 (“ESI”), and Eisai Co., Ltd., a company organized under the laws of Japan, having a principal place of business at 4-6-10 Koishikawa Bunkyo-ku, Tokyo, Japan, 112-88 (“ECL”).  “Eisai” shall mean (a) ESI, with respect to all rights and obligations of Eisai under this Agreement with respect to North America, South America, Central America and the Caribbean and (b) ECL, with respect to all rights and obligations of Eisai under this Agreement with respect to the world other than North America, South America, Central America and the Caribbean.  Each of Arena and Eisai may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS

A.Arena and Eisai previously entered into a Marketing and Supply Agreement, dated as of July 1, 2010 (the “Original Agreement”); they subsequently amended and restated the Original Agreement by entering into the Amended and Restated Marketing and Supply Agreement, dated as of May 9, 2012 (the “Restated Agreement”), which superseded and replaced the Original Agreement and was amended by several written amendments; and they then entered into a Seconded Amended and Restated Marketing and Supply Agreement, dated as of November 7, 2013 (the “Existing Agreement”), which superseded and replaced the Restated Agreement and was amended by several written amendments, and under which Arena granted Eisai exclusive distribution rights for Products (as defined below) in the United States and other specified countries and Arena agreed to manufacture or have manufactured and sell to Eisai, and Eisai agreed to purchase from Arena, certain Products for such countries;

B.The Parties desire to enter into this Agreement to revise the Existing Agreement in its entirety (subject to certain terms that will survive as expressly set forth in the Transaction Agreement) and replace the rights and obligations in the Existing Agreement with the rights and obligations set forth in this Agreement and the Transaction Agreement among Eisai and 356 Royalty Inc., an Affiliate of Arena, effective as of the Effective Date (the “Transaction Agreement”), pursuant to which Eisai is purchasing certain assets and is granted a license to develop, manufacture and commercialize pharmaceutical products containing lorcaserin hydrochloride hemihydrate; and

C.Arena has agreed to manufacture and supply such products to Eisai, and Eisai has agreed to purchase such products from Arena, under the terms and conditions of this Agreement.

NY: 1027469

Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Arena and Eisai, intending to be legally bound, hereby agree as follows:

1.	Definitions

For the purposes of this Agreement, the following terms will have the following meanings:

1.1“[…***…]% Reduction” has the meaning set forth in Section 11.3(a).

1.2“[…***…]% Reduction” has the meaning set forth in Section 11.3(a).

1.3“Affiliate” of a Party means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists.  As used in this definition, the term “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means (a) direct or indirect beneficial ownership of more than 50% of the voting share capital or other equity interest in such Person able to elect the directors or management of such Person or (b) the power to direct the management and policies of such Person by contract or otherwise.

1.4“Agreement Know-How” has the meaning set forth in Section 14.2(a).

1.5“Agreement Patents” has the meaning set forth in Section 14.2(a).

1.6“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, Regulatory Authority or other governmental agency or authority having jurisdiction over or related to the subject activity or item as they may be in effect from time to time.

1.7“Arena Indemnitees” has the meaning set forth in Section 13.1.

1.8“Arena Know-How” means (a) the Purchased Know-How; and (b) all Know-How that is Controlled by Arena or any of its Affiliates and used by Arena or its Affiliates at any time during the period of twenty-four months prior to the Effective Date in connection with the Manufacture of Products. In the event of an assignment of this Agreement by Arena to a Third Party, the references to “Arena” in this definition shall be construed to mean Arena Pharmaceuticals GmbH and not its assignee; provided that for purposes of the use of “Affiliates” in the preceding sentence after an assignment of this Agreement by Arena to a Third Party, the reference to “Party” in the definition of “Affiliate” shall be deemed a reference to “Arena Pharmaceuticals GmbH”.

***Confidential Treatment Requested

1.9“Arena Licensed Know-How” means all Know-How, excluding the Purchased Know-How that (a) is Controlled by Arena (but not any of its Affiliates) as of the Effective Date or at any time during the term of the Transaction Agreement, (b) is necessary for, or is as of the Effective Date or was at any time during the 24-month period prior to the Effective Date used for, the development, Manufacture or Commercialization of any Product in any country in the Territory in accordance with this Agreement, as such Product exists as of the Effective Date or existed prior thereto, and (c) is Confidential Information of Arena.  Notwithstanding the foregoing, in the event of a Change of Control of Arena or a Facility Acquisition, the Arena Licensed Know-How shall not include any Know-How that is owned or Controlled by the acquiring Person described in the definition of “Change of Control,” directly or indirectly (other than indirectly through Arena), or by the acquiror of the Facility, respectively, and that (i) exists prior to the closing of such Change of Control or Facility Acquisition or (ii) is developed after such Change of Control or Facility Acquisition without the use of the Arena Licensed Know-How, except to the extent such acquiring Person actually uses such Know-How after the Change of Control or Facility Acquisition, as applicable, in the Manufacture of the Product.

1.10“Arena Licensed Records” means all Records, other than Purchased Records, owned by Arena.

1.11“Assumed Liabilities” means all liabilities, obligations and commitments under the Third Party Distributor Agreements accruing with respect to the period commencing on the Effective Date (excluding, however, any liability or obligation under any Third Party Distributor Agreement arising from or relating to the performance or non-performance by Arena or any of its Affiliates of any such Third Party Distributor Agreement prior to the Effective Date).

1.12“Batch” means the total amount of a particular Product resulting from one complete production run conducted by or on behalf of Arena using the applicable Master Batch Records and Manufacturing SOPs.

1.13“Batch Records” means, with respect to a particular production run conducted by or on behalf of Arena for manufacturing one Batch of a particular Product, the completed batch records, in the form of the Master Batch Records, for such production run containing all the relevant manufacturing details and information for the run, including any deviations.

1.14“Bulk Product” means, with respect to a particular Supplied Product and country in the Territory, such Supplied Product in tablet or capsule form and not packaged in final form.

1.15“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions located in Zofingen, Switzerland or Japan are permitted or required by Applicable Law to remain closed.

1.16“Calendar Quarter” means a period of three consecutive months during a Calendar Year beginning on and including January 1st, April 1st, July 1st or October 1st; provided, that the last Calendar Quarter shall end on the last day of the Term.

1.17“Calendar Year” means a period of 12 consecutive months beginning on and including January 1st; provided, that the first Calendar Year of the Term shall commence on the

Effective Date and end on December 31 of the year in which the Effective Date occurs; provided, that the last Calendar Year shall end on the last day of the Term.

1.18“Certificate of Analysis” means a written certificate of analysis, in reasonable and customary form, which confirms that the quantity of the applicable Product, manufactured by or on behalf of Arena and delivered by Arena to Eisai under this Agreement, has been tested in accordance with the applicable Product Acceptance Tests and meets the warranty set forth in Section 12.2.  The Certificate of Analysis will include the results of all Product Acceptance Tests performed by or on behalf of Arena on the particular Batch of such Product.

1.19“Change of Control” means, with respect to each Party, the occurrence of any of the following:

(a)any “person” or “group” (as such terms are defined below) is or becomes the “beneficial owner” (as defined below), directly or indirectly, in a transaction or series of related transactions, of shares of capital stock or other interests (including partnership or LLC membership interests) of such Party (or any of its Controlling Affiliates) then-outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) (or its Controlling Affiliate, as applicable) of such Party representing 50% or more of the total voting power of all outstanding classes of Voting Stock of such Party (or its Controlling Affiliate, as applicable); or

(b)such Party (or any of its Controlling Affiliates) enters into a merger, consolidation or other form of business combination, share exchange, reorganization, recapitalization or other similar extraordinary transaction with another Person (whether or not such Party (or its Controlling Affiliate, as applicable) is the surviving entity) and as a result of such merger, consolidation or other form of business combination, share exchange, reorganization, recapitalization or similar extraordinary transaction (i) the members of the board of directors or similar governing body of such Party (or its Controlling Affiliate, as applicable) (as the case may be, “Board of Directors”) immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party (or its Controlling Affiliate, as applicable) or, if not such Party (or its Controlling Affiliate, as applicable), such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party (or its Controlling Affiliate, as applicable) immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person immediately following such transaction; or

(c)such Party (or any of its Controlling Affiliates) sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of the consolidated total assets of such Party and its Affiliates.

(d)For the purpose of this definition: (x) “person” and “group” have the meanings given such terms under Section 13(d)(3) and 14(d)(2) of the Exchange Act and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; (y) “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act; and (z) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial ownership”.

1.20“Commercialization” means marketing, promoting, detailing, offering for sale, selling, importing and distributing in the Territory the applicable Product, and other similar activities related to the commercial sale of the Product in the Territory, but excluding for clarity all activities relating to research, development, or manufacturing of any Product.  When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialize” and “Commercialized” have corresponding meanings.

1.21“Commercially Reasonable Efforts” means, with respect to a particular Party’s specific obligations under this Agreement with respect to a Product and a country in the Territory at the relevant point in time, that level of efforts and application of resources that is consistent with the usual practice followed by that Party in conducting similar activities, in the exercise of its reasonable scientific, business or regulatory judgment, but in no event less than the level of efforts and resources consistent with the commercially reasonable practices of the research-based pharmaceutical industry in the applicable country in the Territory, relating to other prescription pharmaceutical products owned or licensed by it or to which it has exclusive rights that have a market potential and are at a stage of development or product life similar to the applicable Product, taking into account the anticipated or, if applicable, actual Patent coverage and the nature and extent of such Product’s market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of Regulatory Approval of such Product, the safety and efficacy of such Product, the cost to develop such Product, such Product’s profile, the competitiveness of the marketplace with respect to such Product, the proprietary position of such Product, the regulatory structure involved with respect to such Product, the profitability of such Product (including pricing and reimbursement status and the amounts of marketing and promotional expenditures), and other relevant factors, including comparative technical, legal, scientific, or medical factors.  Commercially Reasonable Efforts shall be determined on a country-by-country basis.  References in this Agreement to “commercially reasonable” and similar formulations shall be deemed to incorporate the standard set forth in this definition of “Commercially Reasonable Efforts.”

1.22“Compound” means the compound known as (R)-8-chloro-1-methyl-2,3,4,5-tetrahydro-1H-3-benzazepine, in the hydrochloride hemihydrate form, or any other specific pharmaceutically acceptable salt, hydrate, solvate or crystalline polymorph of such compound.

1.23“Confidential Information” has the meaning set forth in Section 14.1(a).

1.24“Continuation Period” means the Initial Continuation Period and, if Eisai exercises its right to extend the Continuation Period in accordance with Section 2.2, the Continuation Period Extension.

1.25“Continuation Period Extension” means the period commencing on the expiration of the Initial Continuation Period and expiring six months thereafter, subject to earlier termination pursuant to Section 15.2.

1.26“Control” (including any variations such as “Controlled” and “Controlling”), in the context of materials, Patents, Know-How or regulatory filings (including specific Confidential Information), means that the applicable Party or its Affiliate owns or has a license (but excluding license rights granted to such Party by the other Party) to such materials, Patents, Know-How or regulatory filings and has the ability to grant to the other Party the applicable license (or sublicense, as applicable) or right to use such materials, Patents, Know-How or regulatory filings under this Agreement without violating the terms of an agreement with a Third Party.

1.27“Controlling Affiliate” means, with respect to a Party, an Affiliate of such Party that controls (within the meaning given under the definition of “Affiliate”) such Party.

1.28“Co-Promotion Partner” means any Person other than an Eisai Affiliate engaged by Eisai or by any other Co-Promotion Partner to provide promotional or marketing activities (including detailing to prescribers), in collaboration with and as prescribed by Eisai or such other Co-Promotion Partner, to assist in the promotion of sales of Product in a particular country (or countries) in the Territory (either on a co-promotion or co-marketing basis), but excluding Distributors and Sublicensees in the applicable country.

1.29“Designated Distributor” means with respect to the supply of Finished Product for use or sale in (a) the Republic of Korea, Ildong Pharmaceutical Co., Ltd; (b) Israel, the West Bank or the Gaza Strip, Abic Marketing Limited; or (c) Taiwan, CY Biotech Company Limited.

1.30“Development Data” means, with respect to clinical trials and other development work conducted on a Product, all data, results, information and other Know-How generated from or related to such clinical trials and development work, including preclinical, non-clinical and clinical data, reports and information, protocols, statistical analysis plans, methods, and Batch Records for all Products used in such work.

1.31“Disclosing Party” has the meaning set forth in Section 14.1(a).

1.32“Distributor” means any of the Designated Distributors and any Third Party that Eisai or any Distributor appoints to market, promote, sell and distribute Product in a country (or countries) in the Territory, pursuant to the terms of the Transaction Agreement.  For clarity, (a) any such Third Party appointed to market, promote, sell and distribute Product shall constitute a Distributor only during the term of such appointment and (b) Eisai is deemed to have appointed the Designated Distributors as Distributors effective as of the Effective Date.

1.33“Domain Name” means a combination of alpha-numeric characters in combination with a top-level domain name.

1.34“Eisai Facility” means Eisai’s manufacturing facility at Kawashima, Japan or such other manufacturing facility as Eisai may designate.

1.35“Eisai Indemnitees” has the meaning set forth in Section 13.2.

1.36“Eisai Materials” has the meaning set forth in Section 11.1(a).

1.37“Eisai Related Party” means any Affiliate of Eisai or any Distributor or Sublicensee.

1.38“Eisai Technology” means all Know-How and all Patents Controlled by Eisai or its Affiliates that are necessary or reasonably useful to Manufacture or supply Product under this Agreement.

1.39“Eisai Territory” means the world other than the Republic of Korea, Taiwan, Israel, the West Bank and the Gaza Strip.

1.40“Excess Order” has the meaning set forth in Section 4.4.

1.41“Existing Agreement” has the meaning set forth in the recitals to this Agreement.

1.42“Facility” means Arena’s manufacturing facility located in Zofingen, Switzerland.

1.43“Facility Acquisition” has the meaning set forth in Section 2.1.

1.44“Facility Licenses” has the meaning set forth in Section 7.1.

1.45“FDA” means the United States Food and Drug Administration or its successor.

1.46“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et seq., as it may be amended from time to time, and the rules, regulations, guidances, guidelines, and requirements promulgated or issued thereunder.

1.47“Finishing Activities” means with respect to Bulk Product, the activities necessary to pack, label and release such Bulk Product so that it can be delivered as Finished Product (in accordance with the Purchase Order).

1.48“Finished Product” means, with respect to a particular Supplied Product and country in the Territory, (a) if such Supplied Product is to be sold to end-users in such country, such Supplied Product in final form ready for sale to the end user in such country, (b) if such Supplied Product is to be used for clinical trials or other development work in such country, such Supplied Product in final form ready for such clinical trials or other development work, (c) if such Supplied Product is to be used as a sample in such country, such Supplied Product in final form ready for distribution as a sample in such country or (d) if such Supplied Product is to be used as part of a compassionate use, named patient use or indigent patient program in such country, such Supplied Product in final form ready for such compassionate use, named patient use or indigent patient program in such country, in each case ((a) - (d)), in appropriate final packaging and labeling, subject to Section 5.2.

1.49“Forecast” has the meaning set forth in Section 4.1.

1.50“GAAP” means generally accepted accounting principles in the Territory, or internationally, as appropriate, consistently applied, and means international financial reporting standards (“IFRS”) at such time as IFRS becomes the generally accepted accounting standard and Applicable Laws require that a Party use IFRS.

1.51“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA, as set forth in the FFDCA for the manufacture and testing of pharmaceutical materials, including as set forth in 21 U.S.C. section 351 and 21 C.F.R. Parts 210 and 211, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in other countries in the Territory outside of the United States, as they may be updated from time to time.  Good Manufacturing Practices shall include applicable quality guidelines promulgated under the ICH.

1.52“Governmental Entity” means any nation, state, province, county, city or political subdivision, any supranational organization of sovereign states, and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental, quasi-governmental or Regulatory Authority thereof, whether domestic or foreign.

1.53“ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.54“Indemnitee” has the meaning set forth in Section 13.3(a).

1.55“Indemnitor” has the meaning set forth in Section 13.3(a).

1.56“Indication” means the diagnosis, treatment, prevention or amelioration of any disease or condition for which an NDA or similar regulatory filing may be filed and approved.

1.57“Initial Continuation Period” the period commencing on the Effective Date and expiring 24 months thereafter, subject to earlier termination pursuant to Section 15.2.

1.58“Initial Formulation” means the pharmaceutical product in solid, oral tablet form containing 10mg of the Compound as its sole active pharmaceutical agent as described in the Initial Product NDA as of the Effective Date.

1.59“Initial Product” means the Initial Formulation as indicated for the Indication(s) that, as of the Effective Date, is (are) the subject of the Initial Product NDA.

1.60“Initial Product NDA” means NDA22529.

1.61“Inventory” has the meaning set forth in Section 11.1(a).

1.62“Initial Term” has the meaning set forth in Section 15.1.

1.63“Know-How” means all tangible and intangible scientific, technical, trade, financial or business information and materials, including compounds, compositions of matter, formulations, techniques, processes, methods, trade secrets, formulae, procedures, tests, data, results, analyses, documentation, reports, information (including pharmacological, toxicological, non-clinical (including chemistry, manufacturing and control)), and clinical test design, methods, protocols, data, results, analyses, and conclusions, quality assurance and quality control information, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Regulatory Authority, product life cycle management strategies, knowledge, know‑how, skill, and experience, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing.  For clarity, Know-How does not include Trademarks.

1.64“Launch Forecast” has the meaning set forth in Section 4.3.

1.65“Lien” means any lien, pledge, mortgage, encumbrance, or other security interest of any kind, whether arising by contract or by operation of Applicable Law.

1.66“Losses” has the meaning set forth in Section 13.1.

1.67“Manufacture” means all activities related to the production, manufacture, processing, filling, finishing, testing in support of manufacturing (including release and stability testing), releasing, packaging, or labelling of a Product or any intermediate thereof, including process development, process qualification and validation, scale-up, and commercial manufacture and quality assurance and quality control (and “Manufactured” shall be interpreted accordingly).

1.68“Manufacturing Process” shall mean all processes, procedures, methods and controls related to the Manufacture of each presentation of the Product, or any intermediates thereof, that are used by, or on behalf of, Arena or its Affiliates (including by any of their sub-contractors or suppliers).

1.69“Manufacturing SOPs” means, with respect to a particular Product being supplied by Arena to Eisai under this Agreement, the specific methods, techniques, processes and standard operating procedures (including Quality Control Procedures) that are used by or on behalf of Arena in manufacturing such Product.

1.70“Master Batch Records” means the master batch records for Arena’s (or its designee’s) manufacturing of a specific Product, as established in accordance with the applicable Quality Agreement, including the applicable Manufacturing SOPs, the in-process testing and QA/QC testing for such Product, which records are to be used in the manufacture by or on behalf of Arena of such Product for supply to Eisai under this Agreement.

1.71“Month A” has the meaning set forth in Section 11.3(a).

1.72“Month B” has the meaning set forth in Section 11.3(a).

1.73“NDA” means a New Drug Application (including an Abbreviated New Drug Application) as described in 21 C.F.R. § 314.50, et seq., and all amendments and supplements thereto, that is filed with the FDA, and its equivalent in other countries or regulatory jurisdictions outside the United States, in each case including all documents, data, and other information concerning the applicable product filed therewith.

1.74“Non-Conforming Product” has the meaning set forth in Section 6.5.

1.75“Once-Daily Product” means a once-daily oral tablet formulation that contains the Compound as its sole active pharmaceutical agent.

1.76“Optional Change” has the meaning set forth in Section 7.4.

1.77“Order Acceptance” has the meaning set forth in Section 4.4.

1.78“Order Commitment” has the meaning set forth in Section 4.2.

1.79“Ordinary Course of Business” means the ordinary course of business in substantially the same manner as presently conducted and consistent with past practice and in compliance with Applicable Law as determined from the perspective of an on-going owner-operator of the Purchased Assets.

1.80“Original Agreement” has the meaning set forth in the recitals to this Agreement.

1.81“Package Insert” means (a) any display of written, printed or graphic matter affixed upon the immediate container, outside container, wrapper or other packaging of any Finished Product or (b) any written, printed or graphic material on or within the package from which any Finished Product is to be dispensed.

1.82“Patent(s)” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including provisional patent applications, (b) any renewal, division, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and any and all extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing, and (c) any patents or patent applications that are the subject of administrative proceedings before a jurisdiction’s patent office, including reissues, reexaminations, oppositions, third party observations, post-grant reviews and inter partes review proceedings.

1.83“Permitted Lien” means the following:  (a) statutory Liens for Taxes not yet due or payable, (b) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable, or due but not delinquent, or being contested in good faith by appropriate proceedings, (c) any Liens under the terms of the Third Party Distributor Agreements, and (d) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security.

1.84“Person” means any individual, corporation, partnership, limited liability company, trust, Governmental Entity, or other legal entity of any nature whatsoever.

1.85“Product” means Finished Product or Bulk Product.

1.86“Product Acceptance Tests” means, with respect to a particular Product being supplied by Arena to Eisai under this Agreement, the specific tests (including release tests) to be used to determine whether such Product manufactured by or on behalf of Arena conforms to the warranty set forth in Section 12.2, which tests the Parties have established (and may amend from time to time if required) in accordance with the terms of the applicable Quality Agreement.

1.87“Product Purchase Price” means the applicable purchase price for any ordered Product as determined under Section 11.4.

1.88“Product Trademark” means any Trademark for the Commercialization of a Product in any country (a) that includes a brand name or (b) that covers a logo that is used in conjunction with a brand name to form a brand signature or “logo lock up” (e.g., the “genie” logo used with BELVIQ® in the United States as of the Effective Date).

1.89“Proposed Response” has the meaning set forth in Section 7.3(b).

1.90“Purchased Assets” means all of Arena’s right, title and interest in, to and under the following: (i) the Purchased Know-How, (ii) the Purchased Trademarks, (iii) the Purchased Records, (iv) the Purchased Validation Materials, (v) the exclusive ownership of and all rights to (including the right to use) and in the Purchased Domain Names and (vi) all rights in the Third Party Distributor Agreements, including all rights to assert claims and take other actions in respect of breaches or other violations thereof on or after the Effective Date (but for clarity excluding any rights to enforce (1) rights to indemnification from a Designated Distributor relating to matters occurring in the period before the Effective Date, including in respect of claims that arise after the Effective Date with respect to such matters) or (2) breaches of the indemnification obligations of a Designated Distributor relating to matters occurring in the period before the Effective Date, including in respect of claims that arise after the Effective Date with respect to such breaches).

1.91“Purchased Domain Names” means all Domain Names owned by Arena as of the Effective Date that contain in whole or in part (a) any Product Trademark, (b) the generic name for an active pharmaceutical ingredient in any Product (for example, “lorcaserin”), or (c) any other word, name, or mark confusingly similar to the foregoing, including a Domain Name containing an intentional misspelling.

1.92“Purchased Know-How” means all Know-How owned by Arena as of the Effective Date that is related solely to the Compound or Product, as such Compound or Product exists as of the Effective Date or existed prior thereto, including the composition, manufacture or use thereof.

1.93“Purchased Records” means those Records owned by Arena as of the Effective Date that are related solely to the Compound, Product, Inventory, Purchased Know-How, Purchased Trademarks, Purchased Validation Materials or the Purchased Domain Names, but excluding any Records to the extent including or referencing data and information relating to the performance of obligations or exercise of rights under any Third Party Distributor Agreement before the Effective Date or any claim or demand that a Designated Distributor or Arena or its Affiliate may have against the other that relates to matters under any Third Party Distributor Agreement arising before the Effective Date.

1.94“Purchased Trademarks” means any and all Trademarks owned by Arena as of the Effective Date and related solely to the Products in the Territory, including the Trademarks set forth on Schedule 1.94.

1.95“Purchased Validation Materials” means the Validation Materials owned by Arena as of the Effective Date that are related solely to the Compound or Product.

1.96“Purchase Order” means a written order submitted by Eisai or a Designated Distributor to Arena, in a form reasonably acceptable to Arena, for Arena to manufacture (or have manufactured) and deliver, and Eisai to purchase, a specific quantity of a particular Product, as provided in Section 4.4 or Article 9.

1.97“Quality Agreement” means each quality agreement between (a) the Parties or (b) Arena and any Designated Distributor and, if applicable, Eisai, in each case (a) and (b) related to the Supplied Products, including the quality agreement between the Parties dated as of June 19, 2012, containing or referring to the agreed policies, procedures, and standards, which shall be customary and reasonable, by which the Parties will coordinate and implement the operational and quality assurance activities needed to efficiently achieve regulatory compliance objectives with respect to manufacturing and supply by Arena of the Products, as the same may be amended from time to time.

1.98“Quality Control Procedures” has the meaning set forth in Section 6.2.

1.99“Receiving Party” has the meaning set forth in Section 14.1(a).

1.100“Recipient” has the meaning set forth in Section 14.1(a).

1.101“Records” means all books, records, files, documents, correspondence, and manuals, or portions thereof, in each case only to the extent data and information included or referenced therein relates to the Compound or any Product, the Inventory, Third Party Distributor Agreements, Purchased Know-How, Purchased Trademarks, Purchased Validation Materials or Purchased Domain Names (including regulatory, financial, research and development and expense records, correspondence and, to the extent not originals, complete and accurate copies of all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any Purchased Trademarks, copyrights or other intellectual property rights within the Purchased Know-How, records and documents related to research and pre-clinical and clinical testing and studies for the Compound or the Products, including laboratory notebooks, procedures, tests, dosages, criteria for patient selection, safety and efficacy and study protocols, investigators brochures and all pharmacovigilance and other safety records) that are maintained by Arena on the Effective Date and necessary for, or are as of the Effective Date or were at any time during the 24-month period prior to the Effective Date used for, the development, manufacture or Commercialization of any Product in any country in the Territory, in all forms, including electronic, in which they are stored or maintained.  For clarity, to the extent books, records, files, documents, correspondence and manuals, or portions thereof, include data and information unrelated to the Compound or any Product, the Inventory or any Third Party Distributor Agreements, Purchased Know-How, Purchased Trademarks, Purchased Validation Materials or Purchased Domain Names, such unrelated data and information will not be considered Records.  In addition, Records does not include any books, records, files, documents, correspondence or manuals, or portions thereof, that are subject to an attorney-client privilege or that are attorney work product.

1.102“Regulatory Approval” means, with respect to a Product to be sold for use in a particular country in the Territory:  (a) as to the United States, approval by the FDA of the NDA covering such Product in the United States and, if applicable, all necessary approvals or authorizations by the U.S. Drug Enforcement Administration (or its successor) necessary to sell such Product in the United States; and (b) as to a country in the Territory other than the United States, all approvals, registrations, authorizations and licenses by the Regulatory Authorities in such country necessary to sell such Product in such country.

1.103“Regulatory Authority” means, as to a particular country, any national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity whose review, approval or authorization is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale or sale of a Product in such country.  In the event that governmental approval is required for pricing or reimbursement for a Product in a country in the Territory to be reimbursed by national health insurance (or its local equivalent), “Regulatory Authority” shall also include any national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity whose approval or authorization of pricing or reimbursement is required.

1.104“Regulatory Standards” has the meaning set forth in Section 6.2.

1.105“Related Documents” means, other than this Agreement, all agreements, certificates and documents signed and delivered by either Party in connection with this Agreement, excluding the Transaction Agreement.

1.106“Representatives” has the meaning set forth in Section 3.1(b).

1.107“Required Change” has the meaning set forth in Section 7.4.

1.108“Restated Agreement” has the meaning set forth in the recitals to this Agreement.

1.109“Retention Bonus Payment Date” has the meaning set forth in Section 11.2(a)(i).

1.110“Retention Policy” means the retention policy for Arena’s manufacturing personnel as agreed by the Parties as of the Effective Date, as may be amended during the Term by written agreement of the Parties.

1.111“Run-off Period” means a period of two weeks following the end of the Continuation Period, or such longer period as agreed by the Parties in writing, such agreement to include Eisai’s payment for Arena’s costs to operate the applicable portion of the Facility during such extension.

1.112“Senior Executives” means the Chairman of the Managing Directors of Arena and the President of Eisai.

1.113“Shortfall” has the meaning set forth in Section 11.4(d).

1.114“Shortfall Price” has the meaning set forth in Section 11.4(d).

1.115“Specifications” means, with respect to a particular Product to be sold or used in a particular country in the Territory, the specifications, characteristics, qualities and labeling and packaging requirements established in writing for such Product, in accordance with the applicable Quality Agreement and, if applicable, in conformance with the Regulatory Approval for the applicable Product in such country and Applicable Laws in such country, with which such Product must conform (including release criteria and associated analytical methods) when delivered by Arena to Eisai under this Agreement, and as the same may be amended from time to time under the terms of the applicable Quality Agreement.

1.116“Specified Date” means July 1, 2016.

1.117“Sublicense” means a sublicense granted by Eisai under the license granted to it by Arena under this Agreement with respect to the Compound or Product, or a license granted by Eisai under the Purchased Know-How, Purchased Validation Materials, Purchased Trademarks, Purchased Domain Names or Purchased Records, to a Sublicensee or an Affiliate of Eisai, or granted by any Sublicensee or Affiliate of Eisai under the sublicense granted to such Person under the license granted to Eisai under this Agreement or the license granted to such Person under such Purchased Assets.

1.118“Sublicensee” means any Person other than Eisai and its Affiliates to whom Eisai or its Affiliate, or any Sublicensee, has granted a sublicense under the license granted to it in this Agreement or under any Sublicense, as applicable, or a license or sublicense under the Purchased Know-How, Purchased Validation Materials, Purchased Trademarks, Purchased Domain Names or Purchased Records, with respect to any Product in any country (or countries) in the Territory, pursuant to the terms of Section 3.8.  For clarity, any such Person shall constitute a Sublicensee only during the term of the sublicense granted to such Person.

1.119“Supplied Product” means each of (a) the Initial Product and (b) the Once-Daily Product.

1.120“Supply Problem” has the meaning set forth in Section 11.3(a).

1.121“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, and shall include any liability for Taxes of any other Person under Applicable Law, as a transferee or successor, by contract or otherwise.

1.122“Technology Transfer” has the meaning set forth in Section 3.1.

1.123“Technology Transfer Plan” means the plan for the transfer of the Manufacturing Process to Eisai or its Affiliate or a Third Party contractor agreed by the Parties, as such plan may be amended from time to time by written agreement of the Parties.

1.124“Term” has the meaning set forth in Section 15.1.

1.125“Territory” means all countries and territories of the world, excluding, following Arena’s receipt of written notice thereof from a party to the Transaction Agreement, any country for which the Transaction Agreement is terminated.

1.126“Testing Laboratory” has the meaning set forth in Section 6.6.

1.127“Third Party” means any Person other than Arena, Eisai, and their respective Affiliates.

1.128“Third Party Claim” has the meaning set forth in Section 13.1.

1.129“Third Party Distributor Agreement” means, as amended, supplemented or modified as of the Effective Date, each of (a) the Marketing and Supply Agreement by and between Arena and Abic Marketing Limited, dated July 21, 2014, (b) the Marketing and Supply Agreement by and between Arena and CY Biotech Company Limited, dated July 24, 2013, and (c) the Marketing and Supply Agreement by and between Arena and Ildong Pharmaceutical Co., Ltd., dated November 6, 2012.

1.130“Trademark” means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.131“United States” means the United States of America and its territories and possessions, including Puerto Rico and the District of Columbia.

1.132“Validation Materials” means those documents, samples and standards, including equipment qualification, validation methods, protocols and reports, master batch records, stability study reports, compatibility studies, specifications, samples used during validation, stability samples and reference standards, not included in the other Purchased Assets or in the Arena Licensed Know-How or Arena Licensed Records, that are used to provide documented evidence that the manufacturing process for the Products and analytical methods used to release starting materials, intermediates and final Products are validated.

2.	Supply Obligations

2.1Manufacture and Supply Commitment.  In accordance with the terms and conditions of this Agreement, Arena shall use Commercially Reasonable Efforts to supply, or cause to be supplied, to Eisai between […***…]% and […***…]% of the amounts of the Initial Product and the Once-Daily Product ordered by Eisai or a Designated Distributor in accordance with the forecasting and ordering provisions of Article 4 or Article 9 during the Term, and to deliver such Supplied Product during the Term.  During the Continuation Period, Eisai shall order from Arena (a) at least […***…] tablets of Product in total for supply to Eisai (or a Designated Distributor), and (b) at least […***…] tablets of Product per Calendar Quarter for supply to Eisai (or a Designated Distributor). During the Continuation Period, if Eisai requires Product above and beyond (i) the […***…] tablets of Product specified in the immediately preceding sentence; (ii) any process validation Batches manufactured at the Eisai Facility; and (iii) after the Technology Transfer, […***…] tablets of Product manufactured per Calendar Quarter at the Eisai Facility, Eisai shall order from Arena such additional Product.  If this Agreement is assigned by Arena to an acquiror of the Facility in accordance with Section 16.3, or if Arena is acquired by a Third Party (the effective date of such assignment or acquisition, a “Facility Acquisition”), then during the Term after the Continuation Period, Eisai shall order and purchase from Arena at least the lesser of (A) […***…]% of Eisai’s and the Eisai Related Parties’ requirements of Products, as measured by the total amount of Product on tablet basis manufactured by Arena, Eisai and the Eisai Related Parties (including at the Eisai Facility), or manufactured by a Third Party for Eisai or the Eisai Related Parties and (B) […***…] tablets of Product, in either case ((A) or (B)), on a Calendar Year basis (prorated for any partial Calendar Year). Notwithstanding the foregoing, if at any time during the Term after a Facility Acquisition there are […***…] Supply Problems in any 12-consecutive month period then Eisai shall no longer have any obligations under this Section 2.1 to purchase any minimum amount of Product from Arena.

2.2Facility Operation; Extension; Run-off.  Arena shall maintain the Facility in operation in accordance with Section 7.1 during the Term.  If a Facility Acquisition has not occurred by the date that is six months prior to the end of the Initial Continuation Period, then Eisai may extend the Continuation Period to include the Continuation Period Extension by written notice to Arena delivered no later than six months prior to the end of the Initial Continuation Period. If (a) no later than six months prior to the termination of the Continuation Period, a Facility Acquisition has not occurred and Eisai requests by written notice to Arena to include the Run-off Period and (b) Arena Manufactures Bulk Product during the Continuation Period but has not delivered such Bulk Product or Product Manufactured using such Bulk Product prior to the expiration of the Continuation Period, then Arena will undertake any remaining Finishing Activities with respect to such Bulk Product during the Run-off Period to deliver any Finished Product; provided that (A) five employees having the positions (or comparable positions in the same functional area) identified in Exhibit B (or such other positions as may be reasonably acceptable to Eisai), and/or consultants having comparable experience and expertise, as may be reasonably acceptable to Eisai, shall conduct activities during the Run-off Period, and Arena shall use Commercially Reasonable Efforts to retain (or replace) such employees or consultants such that they will be available to conduct Finishing Activities during the Run-off Period, and (B) in no event will Arena be required to conduct any Finishing Activities during the Run-off Period that would require the use of any areas of the Facility except for a small conference room or equivalent, unless the Parties agree otherwise in writing, such agreement to include payment by Eisai for Arena’s operation of the Facility in excess of the foregoing limitations. Concurrent with its written request to include the Run-off Period, Eisai shall pay to Arena CHF […***…].

***Confidential Treatment Requested

2.3License to Arena. Eisai hereby grants to Arena during the Term a royalty-free, fully-paid, non-exclusive, worldwide license, with the right to grant sublicenses solely to permitted subcontractors, under the Eisai Technology solely to manufacture and supply, or have manufactured and supplied, Products in the Territory pursuant to the terms of this Agreement.

2.4Subcontracting.  Each Party may subcontract its obligations under this Agreement to the extent expressly permitted under this Agreement; provided, that with respect to all subcontractors:  (a) none of the other Party’s rights hereunder are materially diminished or otherwise materially adversely affected as a result of such subcontracting; (b) the subcontractor undertakes in writing reasonable and customary obligations of confidentiality and non-use; (c) except as expressly contemplated in Section 3.8(a), the subcontractor does not have the right to further subcontract such obligation unless agreed by the other Party; (d) the subcontracting Party shall remain responsible and liable for the performance by any subcontractor of its obligations under this Agreement; and (e) such permitted subcontracting shall not relieve the subcontracting Party of any liability or obligation under this Agreement, except to the extent satisfactorily performed by such subcontractor.  In the event a Party performs any of its obligations under this Agreement through a subcontractor, then such Party shall at all times be fully responsible for the performance and payment of such subcontractor.  The termination of the engagement of, or termination of the appointment of, any subcontractor of a Party shall not release such Party from any liability or obligation that, at the time of such termination, has already accrued to such Party with respect to the subcontractor, nor will any such termination of such an engagement or termination of an appointment preclude the other Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to the subcontractor and its acts and omissions.  Eisai may subcontract its obligations under this Agreement to any Affiliate or Third Party.

2.5Modifications to Manufacturing Process.  Arena shall use reasonable efforts to avoid modifying the manufacturing process for the Initial Product in a manner that Arena knows will or is likely to infringe the Patents of a Third Party.

3.	technology Transfer; Purchase and Sale; License

3.1Technology Transfer.  Promptly after the Effective Date, Arena shall commence conducting a technology transfer to Eisai or its Affiliate or Third Party designee agreed by the Parties, in accordance with the Technology Transfer Plan, of all Arena Know-How necessary to enable Eisai to Manufacture or have Manufactured the Initial Product and Once-Daily Product according to the Manufacturing Processes used by Arena at the Effective Date or at any time during the 24-month period prior to the Effective Date (the “Technology Transfer”).  Upon Eisai’s request during the Term, Arena shall provide Eisai with physical copies of any such written Arena Know-How, at Eisai’s expense.  The Parties shall use diligent efforts to complete the Technology Transfer, as soon as practicable, and in any event sufficiently in advance of the expiration of the Continuation Period for Eisai to be able to manufacture (or have manufactured) the Initial Product and Once-Daily Product by the expiration of the Continuation Period.  Further, upon request by Eisai, Arena shall use Commercially Reasonable Efforts to take such additional steps as may be reasonably requested by Eisai to facilitate Eisai’s manufacture of three process validation Batches for each of the Initial Product and Once-Daily Product at the Eisai Facility meeting the release testing parameters in the applicable Specifications.  Without limiting the generality of the foregoing, Arena will, and will cause its Affiliates to:

(a)perform the Technology Transfer with customary professional standards, in a good scientific manner, and in compliance with all Applicable Laws;

(b)cause a reasonable number of appropriate employees and representatives of Arena and its Affiliates to meet with employees or consultants of Eisai or its Affiliate or Third Party designee (“Representatives”), from time to time at the Facility or, pursuant to Section 3.3, at the Eisai Facility as reasonably requested by Eisai, to the extent such meetings do not interfere with such Arena employees’ and representatives’ ability to conduct their responsibilities at the Facility or otherwise for Arena and its Affiliates, to assist with the Technology Transfer, Manufacturing of the Initial Product and Once-Daily Product at the Eisai Facility (as required to validate such facility) and training of any Representatives to the extent reasonably necessary to enable Eisai, its Affiliate or its Third Party designee to Manufacture the Initial Product and Once-Daily Product in accordance with the Specifications; and

(c)take such steps as Eisai reasonably requests to assist Eisai in obtaining or maintaining any necessary license, permit or approval from any Regulatory Authority with respect to Eisai or its Affiliate or Third Party designee’s Manufacture of Supplied Product.

3.2Person in Facility.  Eisai may place a reasonable number of Representatives on-site at the Facility during normal business hours during the Term, for the purpose of assisting with the Technology Transfer and overseeing the supply of Product in accordance with this Agreement. Eisai’s selection of its Representatives will be subject to Arena’s reasonable consent.  Eisai will ensure that its Representatives operate in a manner as not to interfere with operations at the Facility.  Eisai’s Representatives will have access to Supplied Product documentation and to Arena’s production and quality control areas when in use for the Supplied Product only, and will not have access to any area of the Facility when used for products other than Supplied Products.  Eisai will require its Representatives to comply with policies and standard operating procedures established by Arena and applicable to the Facility, including security procedures, and provided that such policies and procedures are made available to the Representatives in writing, reasonably in advance, Eisai will be responsible for any noncompliance by its Representatives.  As between the Parties, Eisai will be responsible for all costs incurred by its Representatives in connection with its activities under this Section 3.2.

3.3Person in Eisai Facility.  At Eisai’s reasonable request, Arena, reasonably taking into account Arena’s other commitments, will make a reasonable number of suitably qualified employees reasonably acceptable to Eisai available for certain week-long periods (within a window of three-week time frames acceptable to Eisai and included in such request) at the Eisai Facility to assist Eisai to establish or validate the Manufacturing process for Products at the Eisai Facility.  Arena will ensure that any representative on-site at the Eisai Facility operates in a manner as not to interfere with operations at the Eisai Facility, complies with policies and standard operating procedures established by Eisai and applicable to the Eisai Facility, including security procedures, and provided that such policies and procedures are made available to Arena’s Representatives in writing, reasonably in advance, Arena will be responsible for any noncompliance by its Representatives.

3.4Assistance with Regulatory Know-How.  Arena shall reasonably cooperate with any reasonable requests for assistance from Eisai with respect to obtaining or maintaining any Regulatory Approval of a Product in the Territory, including by making a reasonable number of its employees, consultants and other staff reasonably available upon reasonable notice during normal business hours, and reasonably taking into account Arena’s other commitments, to answer queries relating to Development Data, the Manufacture of Product or any chemistry, manufacturing and controls data.

3.5Technology Transfer Payments. On a monthly basis during the Term, Arena shall invoice Eisai for all reasonable and verifiable (a) travel costs incurred by Arena personnel in connection with travel to and attendance at the Eisai Facility (or elsewhere, as reasonably required for the Technology Transfer) during the preceding month, provided that such costs have been approved by Eisai in advance, and (b) Third Party costs incurred by Arena to conduct activities under the Technology Transfer Plan, provided that any such Third Party costs above US$[…***…] have been approved by Eisai in advance.  Eisai shall pay each such invoice within 30 days after receipt thereof.  Such payments are not refundable or creditable against any other payments owed or payable by Eisai to Arena under this Agreement or other written agreement between Arena or any of its Affiliates and Eisai.

***Confidential Treatment Requested

3.6Purchase and Sale of Assets.

(a)Pursuant to the terms and subject to the conditions of this Agreement, on the Effective Date, Arena shall sell, convey, deliver, transfer and assign to Eisai or Eisai’s designee, free and clear of all Liens (other than Permitted Liens), and Eisai shall purchase, take delivery of and acquire from Arena, all of Arena’s right, title and interest in, to and under the Purchased Assets. In consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Eisai, the license of the Arena Licensed Know-How and the Arena Licensed Records and Arena’s other covenants and obligations hereunder, pursuant to the terms and subject to the conditions hereof, Arena is released of its obligations under the Existing Agreement.

(b)Eisai shall not acquire from Arena pursuant to this Agreement any assets of Arena that are not specifically included in the Purchased Assets.

(c)Pursuant to the terms and subject to the conditions of this Agreement, on the Effective Date, Arena shall sell, convey, transfer and assign to Eisai, and Eisai shall assume from Arena, the Assumed Liabilities.

(d)Eisai shall not be the successor to Arena, and Eisai expressly does not assume any liabilities, obligations or commitments of Arena (other than Assumed Liabilities), whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, or otherwise (and whether due or to become due).  The preceding sentence shall not be construed to, and is not intended to, limit or otherwise affect Eisai’s indemnification obligations under Article 13.

(e)Eisai shall reimburse all reasonable, documented out-of-pocket costs incurred by Arena to effect the assignment of the Purchased Trademarks and Purchased Domain Names to Eisai, within 30 days after receipt of each invoice from Arena for such costs.

3.7Exclusive License.  Subject to the terms and conditions of this Agreement, Arena hereby grants to Eisai during the term of the Transaction Agreement an exclusive (even as to Arena except as provided in Section 3.9) license, with the right to grant Sublicenses and to appoint Co-Promotion Partners and Distributors through multiple tiers as provided in Section 3.8, under Arena’s rights in the Arena Licensed Know-How and the Arena Licensed Records to develop, make, have made, use, import, offer for sale, sell and otherwise Commercialize Products in the Territory.  Eisai shall have the exclusive right in the Territory during the term of the Transaction Agreement to invoice and book all sales of Products.  For clarity, Eisai may exercise any or all of its rights under this Section 3.7 through any Eisai Related Party. The rights granted in this Section 3.7 and elsewhere in this Agreement are subject to the rights and obligations set forth in the Third Party Distributor Agreements, as may be amended from time to time. Arena shall reasonably cooperate with Eisai to identify Arena Licensed Records which Eisai may need access to at any time during the term of the Transaction Agreement.  As soon as reasonably possible following request by Eisai, Arena shall provide to Eisai a copy of any Arena Licensed Records so requested by Eisai; provided, that Arena may redact any information therein not related to the Compound or any Product; and provided, further, that, Eisai shall reimburse Arena for Arena’s reasonable and documented out-of-pocket costs to provide such copies.

3.8	Sublicense Rights; Co-Promotion Partners and Distributors.

(a)Co-Promotion Partners, Sublicensees and Distributors.  (i) Eisai shall have the right to appoint one or more Third Parties as Co-Promotion Partners to co-promote or co-market Products with Eisai in the Territory, to grant one or more Sublicenses in the Territory, or to appoint one or more Third Parties as Distributors to market, promote, sell and distribute the Products on Eisai’s behalf in the Territory; and (ii) each such Co-Promotion Partner shall have the right to appoint additional Co-Promotion Partners, each such Distributor shall have the right to appoint additional Distributors, and each such Sublicensee or Affiliate shall have the right to grant further Sublicenses, in each case (i) and (ii), as and to the extent set forth below in this Section 3.8(a).  Any such Third Party described in this Section 3.8(a) shall be a “subcontractor” of Eisai for which Eisai shall be responsible as provided in Section 2.4.

(i)In the U.S.  Neither Eisai nor any Eisai Related Party or Co-Promotion Partner shall grant a Sublicense in the United States or appoint a Distributor or Co-Promotion Partner in the United States during the first […***…] months after the Effective Date without Arena’s prior written consent, which consent Arena may grant or withhold in its sole discretion.  After such […***…] month period, Eisai shall have the right to appoint a Third Party as a Co-Promotion Partner in the United States, to grant a Sublicense in the United States, and to appoint one or more Third Parties as Distributors in the United States (which may include development work on a Product in the United States), without Arena’s prior written consent but on at least ten Business Days prior written notice to Arena.  In addition, after such […***…] month period, any Co-Promotion Partner shall have the right to appoint a Third Party as a Co-Promotion Partner in the United States, any Distributor shall have the right to appoint a Third Party as a Distributor in the United States, and any Sublicensee may grant further Sublicenses in the United States, in each case on at least ten Business Days prior written notice to Arena.  During the first […***…] months after the Effective Date Eisai shall notify Arena if it or its Affiliate or any Distributor or Co-Promotion Partner desires to appoint any such Distributor or Co-Promotion Partner, or if it or any Affiliate or Sublicensee desires to grant any such Sublicense, and upon such notice the Parties shall discuss in good faith the qualifications of such proposed Co-Promotion Partner, Sublicensee or Distributor and whether and under what conditions Arena would grant the right to use such Third Party to co-promote or co-market Products in the United States, to grant a Sublicense to such Third Party or to appoint such Third Party as a Distributor.

(ii)Outside the U.S.  Eisai shall have the right to appoint a Third Party as a Co-Promotion Partner outside the United States, to grant a Sublicense in any country in the Territory outside the United States, and to appoint one or more Third Parties as Distributors in any country in the Territory outside the United States (which may include development work on a Product in such country), without Arena’s prior written consent but on at least ten Business Days prior written notice to Arena.  In addition, any Co-Promotion Partner shall have the right to appoint a Third Party as a Co-Promotion Partner outside the United States, any Distributor shall have the right to appoint a Third Party as a Distributor outside the United States, and any Sublicensee may grant further Sublicenses outside the United States, in each case on at least ten Business Days prior written notice to Arena.

***Confidential Treatment Requested

3.9Retained Rights.  Arena retains (a) the right to practice the Arena Licensed Know-How and Arena Licensed Records as necessary to manufacture and supply, or have manufactured and supplied, Products in the Territory pursuant to this Agreement during the Term; (b) the exclusive right to practice and license the Arena Licensed Know-How and the Arena Licensed Records outside the scope of the licenses granted to Eisai under Section 3.7; and (c) the exclusive right to use the Arena Licensed Records in connection with any claim or demand that a Designated Distributor or Arena may have against the other to the extent it relates to matters under any Third Party Distributor Agreement occurring before the Effective Date.

3.10No Implied Licenses.  Except as expressly set forth herein, neither Party shall acquire any license or other right or interest, by implication or otherwise, under any intellectual property of the other Party.  Each Party shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

3.11Assignment of Purchased Intellectual Property.  The Parties shall cooperate and work together in good faith on the recordation of the assignment of the Purchased Trademarks and Purchased Domain Names to Eisai as promptly as practicable following the Effective Date.

3.12Cooperation in Litigation.  From and after the Effective Date, Eisai and Arena shall reasonably cooperate with each other in the defense or prosecution of any legal proceedings instituted prior to the Effective Date or that may be instituted thereafter against or by such Parties relating to or arising out of the conduct of the Manufacture of the Products prior to or after the Effective Date (other than litigation between Eisai and Arena or their respective Affiliates arising out of the transactions contemplated hereby or by the Related Documents).  Subject to Article 13, the Party requesting such cooperation shall pay the reasonable and verifiable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the Party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith, but shall not be responsible for reimbursing such Party or its officers, directors, managers, employees or agents for their time spent in such cooperation; provided, however, that the amount of such time is reasonable and consistent with such individual’s other obligations.

4.	Forecasts and Purchase Orders

4.1Forecasts.  On the first day of each month during the Term (except for the last three months of the Term), Eisai shall provide Arena a good faith rolling forecast of anticipated deliveries of each Supplied Product for the Eisai Territory, in Finished Product or Bulk Product form, to be made during each month of the period covered by such forecast (broken down (a) on a country-by-country and packaging configuration-by-packaging configuration basis and (b) by quantities to be sold commercially, used in clinical trials or distributed as samples or as part of a compassionate use, named patient use or indigent patient program) (each, a “Forecast” for such Supplied Product).  Each Forecast will commence with the month that is three months after the month in which it is delivered.  The first three forecasts will cover a 21-month period.  Each subsequent forecast will cover a period commencing with the month that is three months after the month in which it is delivered and ending with the earlier of (i) 21 months thereafter and (ii)

the final month of the Term.  Each Forecast will specify, on a month-to-month basis during the period covered by the particular Forecast, the amounts of Product to be delivered in each month, the anticipated date of the corresponding Purchase Order and the requested delivery dates for each such delivery of Product; provided that the requested delivery dates must be within the Term.  Each delivery specified in a Forecast for Initial Product for distribution in the United States shall be for a multiple of an aggregate of […***…] tablets (or such other number as reasonably agreed by the Parties in writing), and each delivery specified in a Forecast for Once-Daily Product for distribution in the United States shall be for a multiple of an aggregate of […***…] tablets (or such other number as reasonably agreed by the Parties in writing).  Prior to the due date for the first Forecast for each Supplied Product in each country in the Territory, the Parties will agree upon the maximum number of tablets that may be ordered in the initial order of such Supplied Product in that country, and the minimum number of tablets required in each order for each packaging configuration of the Supplied Product in such country.  The requested delivery dates for each delivery covered by a Forecast shall not be sooner than three months, or later than four months, after the anticipated order date specified in the Forecast; provided, that, if the Parties agree, Product may be delivered sooner than three months after the anticipated order date; and provided, further, that all delivery dates must be within the Term.

4.2Binding Commitments.  The first quarter (consecutive three-month period) of each Forecast shall be a binding commitment (the “Order Commitment” for the applicable Product for such quarter) on Eisai to place Purchase Orders, sufficiently in advance of such quarter as described in Section 4.1, to order the applicable Product, on a country-by-country, packaging configuration-by-packaging configuration and use-by-use basis, in amounts at least equal to the amounts forecast to be delivered, which commitment cannot be modified (absent Arena’s written consent); provided, that, notwithstanding the foregoing, in no event shall Eisai be obligated to submit Purchase Orders for any quantities of Product for non-clinical purposes in a country if Regulatory Approval is not obtained in such country for the applicable Product.  Each such Forecast shall otherwise be non-binding, except as provided below in this Section 4.2, but shall reflect Eisai’s good faith expectation (at the time of submitting the Forecast) of the orders of Product and projected delivery dates during the period covered by the Forecast. In each Forecast, the total quantity of Product forecasted to be delivered by Arena during the first quarter in such Forecast may not vary (either up or down) by more than: (X) 25% from the amounts of such Product forecasted to be delivered for the quarter in the earlier Forecast in which such quarter was the second quarter of the Forecast; or (Y) 50% from the amounts of such Product forecasted to be delivered for the quarter in the earlier Forecast in which such quarter was the third quarter of the Forecast.

***Confidential Treatment Requested

4.3Launch Forecasts.  Notwithstanding the forecasting process in Section 4.1, the Parties acknowledge and agree that forecasting and ordering for the launch of the Initial Product and for the launch of the Once-Daily Product in any country in the Territory require the Parties to coordinate the launch requirements in advance of obtaining Regulatory Approval for such Supplied Product in the applicable country, and thus the Parties hereby agree to discuss reasonably and in good faith and to agree, at least two months prior to the expected date of Regulatory Approval of the Initial Product and of the Once-Daily Product in each country, on the binding forecast covering the orders to be placed by Eisai for amounts to be delivered in the first three months after such Regulatory Approval (such forecast, the “Launch Forecast” with respect to the applicable Supplied Product in the applicable country); provided, that, notwithstanding any Launch Forecast for a Supplied Product in a country, in no event shall Eisai be obligated to submit Purchase Orders for or purchase any quantities of such Supplied Product if Regulatory Approval is not obtained in such country for the applicable Supplied Product.

4.4Orders.  Subject to Section 9.2, to order Product for supply by Arena under this Agreement, Eisai shall submit to Arena a Purchase Order (which is deemed binding on Eisai) complying with the other applicable terms of this Agreement and specifying (a) the amount of  Product ordered (broken down (i) on a country-by-country, and packaging configuration-by-packaging configuration basis and (ii) by quantities to be sold commercially (separate quantities for each different packaging configuration ordered), used in clinical trials or distributed as samples or as part of a compassionate use, named patient use or indigent patient program), (b) the requested delivery date (which shall be within the delivery time limitations specified in Section 4.1 above, unless otherwise agreed by Arena), (c) Eisai’s order number, (d) name of Eisai’s ordering legal entity and contact person for such entity, (e) Eisai’s and Arena’s material code and description for each packaging configuration, (f) artwork versions to be used and (g) any special requirements not covered by the product data sheet.  Not later than 10 days after receipt of a Purchase Order, Arena shall confirm in writing its receipt of the Purchase Order (“Order Acceptance”) and the proposed delivery date, which will be within five days (before or after) the requested date, to Eisai in writing.  Eisai shall notify Arena within five days after receipt of the Order Acceptance if such proposed delivery date is unworkable for Eisai, and in such event the Parties shall promptly discuss and seek to agree on an alternative delivery date.  If Eisai does not respond within such five-day period, the proposed date will be the confirmed delivery date.  For any Purchase Order that contains an Excess Order, Arena shall notify Eisai in the Order Acceptance whether Arena will be able to fulfill such Excess Order (or part thereof) and the expected delivery date for fulfillment.  For any such Purchase Order submitted by Eisai, Arena shall be obligated to use Commercially Reasonable Efforts to supply to Eisai between […***…]% and […***…]% of the amount of Product covered by such Purchase Order by the confirmed delivery date; except that to the extent that such ordered amount, when combined with the total amounts of such Product previously ordered by Eisai during the same quarter, exceeds 125% of the Order Commitment for such Product in such quarter (such excess amount, the “Excess Order”), Arena shall not be obligated to fill any Purchase Orders to the extent of the Excess Orders therein.  Eisai may order in a Purchase Order amounts of Product that are Excess Orders with respect to a particular quarter (i.e., that order amounts in excess of 125% of the Order Commitment for such quarter), and Arena shall use reasonable efforts to fill such Excess Orders.  If there is any material conflict between a Purchase Order or an Order Acceptance and the terms and conditions of this Agreement, this Agreement prevails and such conflicting terms are rejected and of no effect, unless the Parties mutually agree otherwise in writing.

***Confidential Treatment Requested

4.5Alternative Forecasting and Order Processes.  Following the Effective Date, Eisai and Arena agree to negotiate in good faith regarding the amendment of this Article 4 to revise the forecasting and ordering processes provided herein.  If Eisai and Arena cannot agree on such amendments to this Article 4, then the forecasting and ordering processes as provided herein shall remain in effect for the remainder of the Term.

5.	Shipment and Delivery

5.1Delivery and Purchase.  For each Purchase Order submitted by Eisai in accordance with Section 4.4 or submitted by Designated Distributors in accordance with the terms of the Third Party Distributor Agreements assigned to Eisai (except to the extent of Excess Orders that Arena does not fulfill), Arena shall use Commercially Reasonable Efforts to deliver to Eisai or the Designated Distributor between […***…]% and […***…]% of the specified amount(s) of Product conforming with the warranty set forth in Section 12.2, and Eisai shall be obligated to purchase and pay for the amount delivered up to […***…]% of such specified amount of Product.  Eisai or the Designated Distributor shall engage a common carrier, at Eisai’s or the Designated Distributor’s expense, to ship Product to Eisai or the Designated Distributor.  Upon Eisai’s or the Designated Distributor request, Arena shall assist Eisai in identifying a suitable common carrier.  Title and risk of loss with respect to Product shall pass to Eisai, and delivery of such Product to Eisai for purposes of this Agreement shall be made, when Arena tenders such Product to Eisai’s or the Designated Distributor’s designated common carrier at Fiege Logistik (Schweiz) AG, Industriestrasse 11, CH-4665 Oftringen, Switzerland (or such other location in Switzerland designated by Arena in writing at least 15 days prior to the confirmed delivery date); provided, that with respect to any Compound and other precursor materials purchased by Eisai under Section 11.1, title and risk of loss shall pass to Eisai upon payment by Eisai under Section 11.1.  Arena or the Designated Distributor, at its own expense, shall be responsible for clearing Product for export and obtaining any export licenses with respect thereto.  Eisai or the Designated Distributor, at its own expense, shall be responsible for clearing Product for import and obtaining any import licenses with respect thereto.  Arena shall use Commercially Reasonable Efforts to make each such delivery to Eisai or its designee by the confirmed delivery date.  Upon delivery of Product (but subject to Section 6.5), Eisai shall have the obligation to pay Arena the Product Purchase Price pursuant to Section 11.4 for such delivered Product.  Eisai or the applicable Designated Distributor shall pick up the released Product within 21 days of release, failing which it shall bear the costs associated with the storage of such released Product.

***Confidential Treatment Requested

5.2Labeling and Packaging.  Arena and Eisai shall discuss and reasonably agree on all technical requirements for packaging configurations, packaging and labeling used with Product in each country in the Territory.  Subject to Section 5.3, Arena shall label and package (in appropriate primary, secondary and tertiary packaging), including production of Package Inserts, Product to be supplied in accordance with such agreement of the Parties, the applicable Manufacturing SOPs, and Applicable Laws of each applicable country in the Territory, for delivery to Eisai or the Designated Distributor under this Agreement.  Eisai or the Designated Distributor shall be responsible for providing to Arena (or its designees, including printed packaging material vendors utilized by Arena) all artwork for all such labeling, Package Inserts and packaging on a timely basis, for each applicable packaging configuration for each country in the Territory, as necessary for Arena to perform such labeling and packaging, and in formats as reasonably agreed by the Parties and reasonably acceptable to Arena.  It is agreed that Arena’s obligations to manufacture and supply Product shall be delayed to the extent Eisai or the applicable Designated Distributor does not timely agree on all packaging and labeling used with Product (which must be compatible with Arena’s equipment) and deliver such necessary artwork.  Arena shall have the right to subcontract the manufacture of all printed packaging materials, including labels, and Arena shall be responsible for all such subcontractors as provided in Section 2.4.

5.3Bulk Product.  Notwithstanding anything to the contrary in this Agreement, Eisai shall have the right to elect Supplied Product to be supplied by Arena as Bulk Product or Finished Product.  Any such election by Eisai must be included in the applicable Forecasts and Purchase Orders.  For clarity, Forecasts and Purchase Orders shall specify what quantity of Supplied Product is required in each Product form.

6.	Quality Assurance; Acceptance

6.1Quality Agreements.  Each Party shall duly and punctually perform all of its obligations under and pursuant to the Quality Agreements to which it is a party.  Arena shall release all Products in accordance with the terms of the Quality Agreements.  Within three months after the Effective Date, the Parties shall update the Quality Agreements to specify the requirements for the release of Bulk Product.

6.2Quality Control.  Arena shall maintain and follow a quality control and quality assurance testing program consistent with the Specifications, the Quality Agreements, GMP, and all other requirements of Applicable Laws and reasonably consistent with industry standards (the “Quality Control Procedures”), which shall include performing the applicable Product Acceptance Tests on each Batch of Product prior to delivery to Eisai or the applicable Designated Distributor.  Arena shall ensure that all Product supplied to Eisai or the applicable Designated Distributor hereunder by Arena shall be manufactured in accordance with the applicable Manufacturing SOPs, the applicable Quality Agreement, GMP and all other Applicable Laws, and all other applicable requirements of Regulatory Authorities, (collectively, “Regulatory Standards”) and shall conform to the applicable warranty set forth in Section 12.2.

6.3Certificates.  Arena shall provide to Eisai or the applicable Designated Distributor, accompanying each delivery of Product by Arena: (a) the Batch number and Purchase Order number (if included on the applicable Purchase Order) of the delivered Product, (b) a completed and accurate Certificate of Analysis as to such Batch, and (c) copies of all other documentation required for Product release as provided in the applicable Quality Agreement.

6.4Quality Audits.  Arena shall maintain all quality control documentation and Product Acceptance Test results for each Batch of Product for a period and in a manner consistent with Regulatory Standards and the applicable Quality Agreement.  Eisai may periodically (but no more frequently than once per Calendar Year) review such documentation and results and, as provided for in the Quality Agreements, audit and verify the adherence of Arena to the Quality Control Procedures and Regulatory Standards.  Such review and audit shall be on reasonable prior notice and conducted during business hours and in a manner that does not unreasonably disrupt Arena’s business or operations.

6.5Acceptance/Rejection.  Eisai or the Designated Distributor (or in either case its authorized representative) shall perform a reasonable and customary visual inspection of all Batches of Product delivered by Arena and shall report to Arena any Product that is reasonably discernible upon such visual inspection not to conform to the warranty set forth in Section 12.1 (“Non-Conforming Product”) within 20 days of receipt by Eisai or the Designated Distributor.  Eisai or the Designated Distributor shall report to Arena Non-Conforming Product with hidden defects within 30 days of Eisai’s discovery of the same; provided that if Eisai fails to notify Arena of a hidden defect in any Product by the earlier of two years after the delivery of such Product or expiration or termination of this Agreement, Eisai shall no longer have the right to reject such Product.  A defect is hidden if it could not reasonably have been discovered by a reasonable and customary visual inspection upon receipt of the Product.  If any Product is found to be Non-Conforming Product and is reported by Eisai or the Designated Distributor to Arena in the above time frame, then Arena shall, at Eisai’s request and option (to be exercised by Eisai promptly), either: (a) replace such Non-Conforming Product at no additional charge to Eisai; (b) refund to Eisai the Product Purchase Price paid (if already paid) to Arena for such Non-Conforming Product or cancel the applicable Purchase Order if not paid; or (c) credit Eisai’s account in an amount equal to the Product Purchase Price paid (if already paid) for such Non-Conforming Product, and in any case ((a), (b) or (c)) Arena shall reimburse all shipping, insurance and customs charges for the Non-Conforming Product from the point of delivery in Switzerland to the destination in the Territory of the original shipment, subject to receipt of invoice; provided that if the Non-Conforming Product is reported to Arena at a time at which Arena would not be able to commence and complete manufacture of replacement Product prior to the expiration of the Term, Eisai shall not have the right to elect that Arena replace such Non-Conforming Product.  Arena shall reimburse Eisai for the reasonable and verifiable costs incurred by Eisai or the Designated Distributor in properly disposing of or shipping to Arena (as instructed by Arena) such Non-Conforming Product, subject to receipt of invoice.  Any notice given under this Section 6.5 shall specify the reason why such Product was found to be Non-Conforming Product.  If Eisai or the applicable Designated Distributor does not report any defect or non-conformity of any Product that could reasonably have been discovered by a reasonable and customary visual inspection upon receipt within 20 days of receipt by Eisai or the Designated Distributor or any hidden defect within 30 days after discovery thereof and within the two-year period specified above, then Eisai or the applicable Designated Distributor shall be deemed to have accepted such Product.

6.6Dispute Regarding Rejection.  If the Parties or Arena and the Designated Distributor disagree as to whether a particular delivery of Product contains Non-Conforming Product, and cannot resolve such disagreement within 30 days, the Parties shall appoint an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (and if applicable the Designated Distributor) (the “Testing Laboratory”) to (a) review data that are in question or (b) oversee the evaluation and testing of a sample of such Product at the Testing Laboratory.  The Testing Laboratory will conduct testing in accordance with the methods established for testing as set forth in the applicable Specifications.  The Party whose position in the dispute was not supported by the Testing Laboratory’s findings (or Eisai if the Designated Distributor’s position was not supported by such findings) shall bear the costs of the Testing Laboratory.  Arena shall address all amounts of Non-Conforming Product as determined by the Testing Laboratory as provided in Section 6.5.

7.	Regulatory

7.1Facility Licenses; Storage.  Arena shall obtain and maintain for the Facility, at its sole cost, all permits, licenses and approvals (including facilities licenses) needed for Arena to be able to manufacture and supply Product in compliance with the warranty set forth in Section 12.1 (the “Facility Licenses”), in a timely manner such that Arena is able to meet its manufacturing and supply obligations under this Agreement.  Arena shall keep Eisai regularly informed about the status of all such Facility Licenses and shall provide Eisai copies thereof upon request.  Arena shall ensure that the Facility complies with GMP and all other Applicable Laws (including environmental laws) with regard to its manufacturing and supply of Product.  Arena shall use Commercially Reasonable Efforts to resolve as soon as possible any issues that arise in its seeking or maintaining Facility Licenses, including completely addressing and rectifying any deviations or other issues raised in any Warning Letter from the FDA or any similar warning or objection by any other Regulatory Authority.  Arena shall have the right to subcontract with Third Parties for storage services and storage facilities for Products manufactured for supply to Eisai hereunder, and Arena shall be responsible for all such subcontractors as provided in Section 2.4.

7.2Inspection by Eisai.  Arena agrees that Eisai and each Designated Distributor (and its and their respective agents but no more than a total of three persons per inspection) shall separately have the right, pursuant to a reasonable confidentiality agreement with Arena, no more than once per Calendar Year (unless any such inspection reveals a material compliance issue, in which event Eisai and each Designated Distributor (and its and their respective agents) shall have the right to conduct such additional inspections during such Calendar Year as necessary to verify that such issue has been remedied), upon reasonable prior notice to Arena and during business hours, and in a manner that does not unreasonably disrupt Arena’s manufacturing operations, to inspect the portion of the Facility where Product is manufactured or stored as well as the manufacturing of the Products, including inspection of (a) the raw materials used in the manufacture of the Products including Eisai Materials, (b) the holding facilities for such raw materials, (c) the equipment used in the manufacture of the Products, and (d) all material records reasonably relating to such manufacturing at the Facility, to the extent they relate to the Products (which records may be copied by Eisai, the Designated Distributor or its or their agent, at their expense).  Following such inspection, Eisai or the applicable Designated Distributor shall discuss its observations and conclusions with Arena and if Eisai or the applicable Designated Distributor believes that any corrective actions are necessary for Arena to comply with the terms and conditions of this Agreement, then within 15 days after such discussion, Eisai shall prepare a schedule that sets forth the corrective actions that Eisai reasonably believes in good faith are required, and Arena will consider such actions in good faith and use Commercially Reasonable Efforts to implement such corrective actions that Arena reasonably and in good faith determines to be required.

7.3Regulatory Inspections.

(a)Inspection by Regulatory Authorities.  Subject to Article 271 of the Swiss Penal Code, upon the request of the FDA or any other Regulatory Authority, Arena shall (i) provide the FDA or such other Regulatory Authority reasonable access to observe and inspect (including pre-approval inspections) the Facility and the procedures used for the manufacture, release and stability testing, or warehousing of Product and to audit the Facility for compliance with GMP or other applicable Regulatory Standards and (ii) cause any Third Party that manufactures any active pharmaceutical agent contained in Product to provide the FDA or such other Regulatory Authority reasonable access to observe and inspect (including pre-approval inspections) the facility at which such Third Party manufactures such active pharmaceutical agent and the procedures used for the manufacture, release and stability testing, or warehousing of such active pharmaceutical agent and to audit such facility for compliance with GMP and all other applicable Regulatory Standards.  Arena specifically agrees to cooperate with any inspection by the FDA or other Regulatory Authority, whether prior to or after Regulatory Approval of the applicable Product, and to provide Eisai a copy of any inspection or audit report resulting from any such inspection (subject to reasonable confidentiality restrictions imposed by any Third Party that manufactures active pharmaceutical agent).

(b)Notification of Inspections.  Arena agrees to notify Eisai within five calendar days of Arena’s receipt of any written or oral inquiries, notifications or inspection activity by any Regulatory Authority in regard to Product to be supplied to Eisai hereunder and immediately by telephone after learning of any unannounced visit or inspection, and shall permit one Eisai employee or agent, in each case approved by Arena, such approval not to be unreasonably conditioned, withheld or delayed, and subject to such agent’s executing a reasonable confidentiality agreement with Arena or, if applicable, any Third Party that manufactures any active pharmaceutical agent contained in Product, to be present at and participate in such visit or inspection, excluding any unannounced visit or inspection.  Arena shall furnish to Eisai (i) within five calendar days after Arena’s receipt, any report or correspondence issued by any Regulatory Authority in connection with such inquiry, notification or inspection, including any FDA Form 483 (List of Inspectional Observations) or applicable portions of any FDA Warning Letters that pertain to any Product manufactured for Eisai hereunder (or any equivalent warning notice in another country or jurisdiction), and (ii) not later than two calendar days prior to the time Arena provides the same to any Regulatory Authority, copies of proposed draft responses or explanations relating to items set forth above (each, a “Proposed Response”), in each case redacted of trade secrets or other confidential information of Arena or its contract manufacturer that are unrelated to the obligations under this Agreement and the manufacture of any Product hereunder.  Arena shall discuss with Eisai and consider in good faith any comments provided by Eisai on the Proposed Response.  After the filing of the Proposed Response (so modified by comments provided by Eisai, as may be agreed) with the FDA or other Regulatory Authority, Arena shall notify Eisai of any further contacts with the FDA or such Regulatory Authority relating to the subject matter of the response.

(c)Remedial Actions.  Arena shall notify Eisai and each Designated Distributor immediately in writing in the event any action is taken or threatened by a Regulatory Authority relating to the manufacture or storage of Product by Arena, or relating to the Facility, that would reasonably be expected to impair materially the ability of Arena to manufacture and supply Product (including any impairment to Arena’s ability to manufacture Product conforming to the warranty set forth in Section 12.2) in accordance with this Agreement.  In any event, Arena shall address and resolve as soon as reasonably practicable during the Term any issues, concerns or warnings from any Regulatory Authority that would reasonably be expected to affect Arena’s ability to manufacture and supply Product in accordance with this Agreement.  To the extent Arena must implement a plan of remediation or other modifications or changes to its Facility or its manufacturing processes in order to address and resolve any such issues, concerns or warnings from any Regulatory Authority, Arena shall prepare such plan as soon as possible, shall provide a draft of the plan to Eisai for review and comment, and shall use good faith efforts to implement all reasonable comments of Eisai as soon as possible, and shall implement and complete all aspects of the agreed plan as soon as possible; provided that in no event shall Arena be obligated to prepare or implement a remediation plan after the expiration of the Term.

7.4Changes in Specifications or Manufacturing Process.  Eisai shall notify Arena upon becoming aware of any changes that are needed to the Specification or Manufacturing Process for any Product or to any packaging, labeling or Package Inserts for any Product, in each case to comply with any Regulatory Approval in the Territory, GMP or other Applicable Laws anticipated to come into effect during the Term in any country in the Territory (“Required Change”) and any other changes that it wishes to make (“Optional Change”). Arena shall use Commercially Reasonable Efforts to implement any Required Change on or before the date specified by the relevant Governmental Entity or if no such date is specified, as reasonably agreed to by the Parties; provided that in no event shall Arena be obligated to implement any Required Change or Optional Change after the expiration of the Term. Arena shall use Commercially Reasonable Efforts to implement any Optional Change as agreed with Eisai.  Eisai shall be solely responsible for Arena’s out-of-pocket costs incurred in connection with implementing any Required Change and any Optional Change requested by Eisai.  All Required Changes and Optional Changes shall be reviewed and discussed by the change control committee consistent with change control procedures implemented by the Parties under the Existing Agreement prior to the Effective Date and shall be implemented in accordance with the provisions of the Quality Agreements.

7.5Regulatory Cooperation.  Arena shall reasonably cooperate, at Eisai’s expense, with any reasonable requests for assistance from Eisai with respect to (i) Eisai’s (or any Eisai Related Party’s) conducting regulatory activities with respect to Products in the Territory, and (ii) maintaining any Regulatory Approval of a Product that is held by Eisai (or any Eisai Related Party), including by:

(a)making its employees, consultants and other staff reasonably available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning the applicable Products;

(b)performing (except as otherwise agreed by the Parties) all stability testing of each packaging configuration of each Product for which Eisai applies for Regulatory Approval in each applicable country in the Territory as is reasonably necessary to prepare, file, obtain and maintain such Regulatory Approval;

(c)disclosing and making available to Eisai, in a reasonable form as Eisai may reasonably request, all manufacturing and quality control data, chemistry, manufacturing and controls data and other information possessed by Arena or its Affiliates or subcontractors and related to the applicable Product and the manufacturing process therefor as is reasonably necessary or desirable to prepare, file, obtain and maintain any such Regulatory Approval; and

(d)cooperating in Eisai’s conducting shipping studies that are necessary for Commercialization of Products in any country in the world outside of North America, South America, Central America and the Caribbean.

Eisai shall reimburse Arena for all reasonable, documented out-of-pocket expenses incurred by Arena in providing such cooperation under this Section 7.5 within 30 days of the date of invoice provided by Arena.  In addition, prior to a Facility Assignment, for any activities conducted by Arena under this Section 7.5 in excess of […***…] per Calendar Year, Eisai will reimburse Arena for its fully-burdened internal costs to conduct such activities, at a rate reasonably determined by Arena in accordance with its customary accounting procedures consistently applied.  After the Facility Assignment, for any activities conducted by Arena under this Section 7.5, Eisai will reimburse Arena at a rate of CHF[…***…] per hour of cooperation; provided, that commencing January 1, 2018, such hourly rate shall be adjusted annually, effective January 1 of the applicable Calendar Year, to reflect any year-to-year percentage increase or decrease (as the case may be) in the U.S. Bureau of Labor Statistics Employee Cost Index (“ECI”) (based on the change in the ECI from the most recent index available as of the Effective Date to the most recent index available as of the date of the calculation of such adjusted hourly rate).  Eisai shall reimburse such costs within 30 days after the date of invoice therefor provided by Arena.

***Confidential Treatment Requested

7.6Non-Applicant Obligations.  After the Effective Date and until the date upon which the last batch of Products on which the United States package insert indicates Arena as the manufacturer expires, Arena shall, in its capacity as a non-applicant with respect to the Products, (a) forward any adverse event or other safety information to Eisai within five days of receipt, in accordance with 21 CFR §314.80(c)(1) and (b) otherwise comply with Applicable Law.

8.	Security of Supply

8.1Supply Problems.  If Arena does not deliver any material amount of Product ordered by Eisai under a Purchase Order complying with the terms of Section 4.4 or by any Designated Distributor under a Purchase Order complying with the terms of the applicable Third Party Distributor Agreement assigned to Eisai (other than amounts that are Excess Orders) by the date 10 days after the confirmed delivery date, Arena shall thereafter use good faith diligent efforts to deliver such amount as soon as possible; provided that in no event shall Arena be obligated to deliver any amounts after the expiration of the Term; and provided further that delivery of at least […***…]% of Product ordered in any such Purchase Order by such date will be deemed complete satisfaction of the amount of Product ordered.  Further, if, due to Arena not supplying to Eisai or a Designated Distributor amounts of Product by the applicable confirmed delivery date(s) under a Purchase Order complying with the terms of Section 4.4 or the Third Party Distributor Agreement assigned to Eisai (other than amounts that are Excess Orders), there is a back-order of more than 20 days under pending Purchase Orders of more than 25% of the amount of Product ordered by Eisai or the Designated Distributor pursuant to such Purchase Orders (without regard to whether a Force Majeure Event has caused such supply delays), then the Parties shall meet as soon as practicable to discuss the situation and seek to find resolution, and in any event Arena shall continue to use good faith diligent efforts to deliver to Eisai or the applicable Designated Distributor such back-ordered amounts of Product as soon as possible.  Eisai will continue to order all its requirements for supply by Arena, in accordance with the supply commitments of this Agreement.  For purposes of this Section 8.1, delivery of any quantity of Non-Conforming Product shall be deemed a failure to supply such quantity of Product by the confirmed delivery date if Eisai or a Designated Distributor has timely given Arena notice of such failure under the terms of Section 6.5.

8.2Inventory.  At all times during the Term, Eisai shall maintain an inventory of at least one month of each Product, based on Eisai’s most recent Forecast; provided, that Arena acknowledges and agrees that Eisai’s obligation to maintain such inventory of such Product shall be suspended to the extent Arena is unable to supply adequate Product to Eisai under this Agreement.

8.3Product Shortage.  If, during any month of the Term, Arena has insufficient quantities of the Products to fill all Purchase Orders (excluding any Excess Orders) submitted by Eisai that require delivery during such month, unless otherwise instructed by Eisai, Arena shall allocate and deliver to the Designated Distributors their entitlement to Product calculated in accordance with the Third Party Distributor Agreements and all other quantities to Eisai. Compliance by Arena with this Section 8.3 shall not relieve Arena of any other obligation or liability under this Agreement.

***Confidential Treatment Requested

9.	Third Party Distributor Agreements.

9.1General.  Notwithstanding assignment of a Third Party Distributor Agreement to Eisai, with respect to Product for sale to any Designated Distributor under the applicable Third Party Distributor Agreement, the provisions of this Article 9 following shall apply; provided that Arena’s obligations under this Agreement with respect to the Designated Distributors will apply only to the extent that the applicable Designated Distributor complies with the applicable terms of this Agreement.

9.2Forecasts, Orders and Delivery. With respect to each Designated Distributor, except to the extent otherwise instructed by Eisai in writing or set forth in this Agreement, Arena shall continue to adhere to the procedures for forecasting, ordering and delivery of Supplied Products set out in the applicable Third Party Distributor Agreement consistent with prior practices under such agreements.  Arena shall on receipt of any rolling forecast, purchase order or other communication or notice from a Designated Distributor related to its forecasts and orders provide a copy of the same to Eisai and if requested by Eisai discuss and follow Eisai’s instructions with respect to the same (and to the extent such instructions differ from Arena’s obligations under this Agreement with respect to supply to a Designated Distributor, Arena shall be relieved of such obligations under this Agreement, notwithstanding anything to the contrary in this Agreement).  In addition, Arena shall on sending any confirmation or other similar communications to a Designated Distributor provide a copy of the same to Eisai and in particular Arena shall (a) notify Eisai of all proposed delivery dates for Product to be delivered to Designated Distributors; (b) provide Eisai with copies of all documents provided to a Designated Distributor on delivery of Product; and provide to Eisai such other information as Eisai may reasonably request in connection with forecasts and ordering by, and deliveries of Products to, Designated Distributors.

9.3Purchase Price.  Notwithstanding Section 9.2, with respect to orders placed by Designated Distributors after the Effective Date, Eisai shall be invoiced for and responsible for payment of the Product Purchase Price in accordance with Section 11.4(a).  Title in Product delivered to a Designated Distributor (or its carrier) shall pass to Eisai immediately prior to such delivery and the sale of Product to Designated Distributors shall be by Eisai.

9.4Co-operation.  Arena shall reasonably cooperate with any reasonable requests for assistance from Eisai with respect to the management of the Third Party Distributor Agreements and the supply of Product to the Designated Distributors.  Unless expressly provided in this Agreement or Eisai otherwise instructs Arena in writing, in connection with Product to be supplied to the Designated Distributors, Arena will continue to operate in accordance with the applicable Third Party Distributor Agreement as in effect immediately prior to the Effective Date, including (to the extent not provided in this Agreement) by providing each Designated Distributors access to the Facility, documentation, records and information, as if Arena continued to be a party thereto.

10.	Commitment to Optimize Supply Relationship

10.1Key Goals; Procedures.  The Parties acknowledge and agree that the key goals of this Agreement are (a) to effect a successful Technology Transfer in accordance with Article 3 and in any case within 24 months of the Effective Date and (b) to provide for the efficient ordering, manufacture and supply by Arena of the Products ordered by Eisai and the Designated Distributors on a timely basis and meeting all requirements of this Agreement and the Third Party Distributor Agreements.  In support of achieving such goals, the Parties shall have reasonable procedures to facilitate regular and efficient communications and to keep appropriate records of their interactions and decisions.  If any aspect of the forecasting, ordering, delivery or other supply related provisions of this Agreement is determined, based on experience in operating under such provisions, to impact negatively a Party in its efforts to achieve the goals set forth above, then at such Party’s request the Parties shall meet and discuss reasonably and in good faith, and seek to agree on, appropriate modifications to such aspect of the provisions, and the Parties shall seek to agree on a written amendment to this Agreement modifying such provisions in a manner that better provides for the more efficient ordering, manufacture and supply of Product to Eisai by Arena.

11.	Payments

11.1Purchase, Storage and Use of Materials.

(a)Purchase of Materials.  On the Effective Date, Eisai shall purchase all of Arena’s inventory of Compound and precursor material for manufacturing Supplied Product that is in Arena’s possession as of the Effective Date, including without limitation the quantities of materials specified in Exhibit A Part 1 (the “Inventory”), by making a one-time payment to Arena of US$10,000,000.  Such payment is not refundable or creditable against any other payments owed or payable by Eisai to Arena under this Agreement or other written agreement between Arena or any of its Affiliates and Eisai.  Title to such materials will pass to Eisai upon payment.  Arena shall deliver the quantities of materials specified in Exhibit A Part 2 to a facility designated by Eisai and Arena shall retain possession of the remaining materials (the “Eisai Materials”) and shall use such materials to manufacture Product for supply to Eisai or the Designated Distributors under this Agreement and for no other purpose.  The Eisai Materials are made available to Arena free of charge and without payment obligation from Arena to Eisai for their use under the preceding sentence.  Notwithstanding anything to the contrary in this Agreement, Arena shall not be responsible for any Compound synthesis under this Agreement unless the Parties agree to the terms governing such synthesis, including allocation of costs and regulatory responsibilities.

(b)Storage.  Arena shall at all times store all remaining Eisai Materials, all work in progress and Product at the Facility or at Arena’s Third Party contractor’s facility in a physically secure area under conditions that maintain its stability, integrity, and effectiveness and in accordance with the storage instructions and Material Data Safety Sheet therefor and in accordance with Arena’s practice prior to the Effective Date.  Arena shall store all Eisai Materials by lot number.  From and after 90 days after the Effective Date, Eisai shall be solely responsible for all reasonable and documented out-of-pocket costs incurred by Arena to a Third Party to store the precursor material in the Eisai Materials.  Arena shall be solely responsible for releasing Compound in the Eisai Materials for use in manufacturing Product for supply under this Agreement.

(c)Loss.  Arena shall promptly notify Eisai in the event of any loss, damage or destruction of any Eisai Materials, work in progress or Product in its possession regardless of the cause of such loss, damage or destruction.  In the event that any Eisai Material is damaged, contaminated, adulterated or stolen while in Arena’s possession and due to Arena’s failure to comply with Section 11.1(b), Arena promptly shall pay to Eisai the lower of (i) the replacement cost of such Eisai Material or (ii) the cost determined on a per-kilogram basis of such Eisai Material as follows: 4CPE at US$[…***…]/kg; ZP3 at US$[…***…]/kg; and API at US$[…***…]/kg.

11.2Manufacturing Support Payments.

(a)Initial Continuation Period.

(i)Exhibit C sets forth the Retention Bonus Schedule (the event specified therein, the “Earned Retention Bonus Date”).  Within two Business Days of the Earned Retention Bonus Date, Arena shall provide to Eisai written notice setting forth (A) the number of employees actively employed as of the Retention Bonus Payment Date and eligible for payment of a retention bonus; (B) the amount of retention bonus due for each individual employee; and (C) the aggregate amount of retention bonus due.  Within five Business Days of receipt of such notice from Arena, Eisai shall pay to Arena the aggregate amount of bonus due and, within five Business Days of receipt of such payment amount, Arena shall pay its employees the amount of retention bonus due for such employees in accordance with the written notices provided to Eisai; provided that, unless Eisai agrees in writing otherwise, in no event will Eisai be obligated to pay more than CHF […***…] under this Section 11.2(a)(i).

(ii)Subject to Section 11.3, on the Effective Date, and monthly thereafter for an additional 23 months (on the 10th Business Day of each such month), Eisai shall make a payment to Arena of CHF 541,667. Without prejudice to any remedies available to Eisai for breach of this Agreement, each such payment is not refundable or creditable against any other payments owed or payable by Eisai to Arena under this Agreement or other written agreement between Arena or any of its Affiliates and Eisai.

(b)Continuation Period Extension.  If a Facility Acquisition has not then occurred and Eisai elects to extend the Continuation Period to include the Continuation Period Extension pursuant to Section 2.2, then subject to Section 11.3, Eisai shall pay Arena: (i) an extension fee of CHF […***…] within 10 Business Days of delivery of its notice of extension under Section 2.2; and (ii) on or before the 10th Business Day of the Continuation Period Extension and thereafter on or before the 10th Business Day of each of the next five months during the Continuation Period Extension, CHF […***…].  Without prejudice to any remedies available to Eisai for breach of this Agreement, each such payment is not refundable or creditable against any other payments owed or payable by Eisai to Arena under this Agreement or other written agreement between Arena or any of its Affiliates and Eisai.

***Confidential Treatment Requested

(c)Force Majeure Event.  Notwithstanding anything to the contrary in this Agreement, Eisai’s obligation to make any payments pursuant to Sections 11.2(a)(ii) and 11.2(b) upon the times set forth herein shall be excused upon the occurrence of a Force Majeure Event preventing, restricting, interfering with or delaying Arena’s performance of its obligations under this Agreement, and Eisai shall not be obligated to make any such payments until time upon which Arena’s performance of its obligations in accordance with this Agreement is no longer affected by such Force Majeure Event.

11.3Reduction for Supply Problems and Use of Payments.

(a)Reductions for Supply Problems.  Arena acknowledges and agrees that Eisai is entering into this Agreement in reliance on Arena maintaining its current capacity to Manufacture the Supplied Products throughout the Continuation Period and in particular being able to Manufacture Product during the last three months of the Continuation Period.  In the event Arena does not deliver at least […***…]% of Product ordered by Eisai under a Purchase Order complying with the terms of Section 4.4 or by any Designated Distributor under a Purchase Order complying with the terms of the applicable Third Party Distributor Agreement assigned to Eisai (other than amounts that are Excess Orders) by the date 90 days after the confirmed delivery date and such delay does not result from Eisai’s breach of this Agreement (“Supply Problem”), and Arena has not delivered at least […***…]% of Product ordered in the Purchase Order that is the subject of the Supply Problem by the date on which the next payment is due under Section 11.2(a)(ii) or, if Eisai elects to extend the Continuation Period to include the Continuation Period Extension, 11.2(b)(ii), as applicable (the month in which such payment is due, “Month A”), the payment for Month A due under Section 11.2(a)(ii) or 11.2(b)(ii), as applicable, shall be reduced by […***…] (a “[…***…]% Reduction”).  Upon Arena’s delivery of at least […***…]% of Product ordered in the Purchase Order that is the subject of the Supply Problem that results in a […***…]% Reduction, Eisai shall pay to Arena the one-half of the applicable payment that was withheld pursuant to the preceding sentence, within five Business Days of such delivery.  In the event (i) a Supply Problem giving rise to a […***…]% Reduction occurs and Arena has not delivered at least […***…]% of Product ordered in the Purchase Order that is the subject of the Supply Problem that results in a […***…]% Reduction, and (ii) a subsequent Supply Problem occurs and Arena has not delivered at least […***…]% of Product ordered in the Purchase Order that is the subject of the subsequent Supply Problem by the date on which the next payment following the […***…]% Reduction is due (the month in which such payment is due, “Month B”), the payment under Section 11.2(a)(ii) or, if Eisai elects to extend the Continuation Period to include the Continuation Period Extension, 11.2(b)(ii), as applicable, for Month B shall be reduced by […***…]% (a “[…***…]% Reduction”); provided however, that Eisai shall pay to Arena the amount of the payments that were withheld for Months A and B, each within five Business Days of Arena’s delivery of at least […***…]% of Product ordered in the Purchase Orders that are the subject of the Supply Problem for Month A and Month B.  For so long as Arena has not delivered at least […***…]% of Product ordered in the Purchase Orders that are the subject of the Supply Problem for Month A and Month B, further payments due under Section 11.2(a)(ii) or 11.2(b)(ii), as applicable, shall be reduced by […***…]%.  Upon Arena’s delivery of at least […***…]% of Product ordered in the Purchase Orders that are the subject of the Supply Problem for Month A and Month B, payments shall be made in accordance with Section 11.2(a)(ii) or 11.2(b)(ii), as applicable; provided that, if further Supply Problems occur, the reductions set forth above shall again be applied.

***Confidential Treatment Requested

(b)Commitment to Hold Payments.  Arena hereby commits to keep all payments made by Eisai under Sections 11.2(a)(ii) and 11.2(b)(ii) with Arena or use such payments for the purposes of maintaining its current capacity to Manufacture the Supplied Products throughout the Continuation Period, and Arena further agrees not to use such payments for any other purpose or to distribute such funds to Arena US or otherwise send such funds to another Affiliate prior to the end of the Continuation Period.

11.4Product Purchase Price.

(a)Products Ordered after Specified Date.  For Product ordered by Eisai (or any Designated Distributor) on or after the Specified Date (under the Existing Agreement, any Third Party Distributor Agreement or under this Agreement), Eisai shall pay Arena the applicable prices set forth on Exhibit D, subject to the adjustments described below.  All orders placed by Designated Distributors prior to the Effective Date will remain subject to the payment provisions of the Third Party Distributor Agreements prior to their being assigned to Eisai, payments for such orders will be made by the Designated Distributors to Arena under the terms of the Third Party Distributor Agreements as in effect prior to the Effective Date, and Eisai will not be obligated to pay for such orders; provided, however, if a Designated Distributor pays Eisai and not Arena for orders placed prior to the Effective Date, Eisai will promptly pay any amounts received to Arena.  Commencing January 1, 2018, the prices set forth on Exhibit D will increase annually by […***…]% effective only for Product delivered on or after January 1 of the applicable Calendar Year.  All payments of the Product Purchase Price under this Section 11.4(a) will be in Swiss francs.

(b)Products Ordered before Specified Date.  For each Batch of Finished Product ordered by Eisai under the Existing Agreement prior to the Specified Date, whether delivered before or after the Specified Date, that is not included in the calculation of Reconciliation Payment (as defined in the Existing Agreement) invoiced to Eisai as of the Specified Date, Eisai shall pay Arena the Product Purchase Price (as defined in the Existing Agreement) under Section 7.4(a) of the Existing Agreement; provided that such Product Purchase Price will not be subject to adjustment or reconciliation under Section 7.4(b), (c), (d) or (e) or Section 7.5 of the Existing Agreement.

(c)Invoices.  Arena shall invoice Eisai for the aggregate Product Purchase Price of each shipment of Product to Eisai or any Designated Distributor at the time of such shipment.  Eisai shall pay each such invoice within 30 days after receipt thereof, unless the applicable shipment contains Non-Conforming Product properly rejected by Eisai or the applicable Designated Distributor in accordance with Section 6.5.  Without prejudice to any remedies available to Eisai for breach of this Agreement, such payments are not refundable or creditable against any other payments owed or payable by Eisai to Arena under this Agreement or other written agreement between Arena or any of its Affiliates and Eisai.

***Confidential Treatment Requested

(d)Unpurchased Product Requirements.  If Eisai fails to order in any Calendar Quarter during the Continuation Period (as measured by the number of tablets ordered by Eisai (or a Designated Distributor) during such Calendar Quarter) the number of tablets required under Section 2.1, or, subject to the last sentence of Section 2.1, fails to order […***…] tablets of Product during the Continuation Period (as measured by the total number of tablets of Product ordered by Eisai (or a Designated Distributor) during the Continuation Period), then Eisai shall be obligated to pay Arena […***…] CHF (the “Shortfall Price”) for each tablet of Product that Eisai was obligated to but did not order during the applicable time period (the “Shortfall”). Accordingly, within 30 days after the end of each Calendar Quarter during the Continuation Period in which Eisai did not order the required number of tablets, Arena shall invoice Eisai for an amount equal to the product of the Shortfall Price multiplied by the Shortfall for such Calendar Quarter.  Eisai shall pay each such invoice within 30 days after receipt thereof.  Each Shortfall for a Calendar Quarter for which Eisai pays pursuant to the preceding sentence will be credited against the […***…] tablets of Product that Eisai is required to order during the Continuation Period.  Within 30 days after the end of the Continuation Period, if Eisai failed to order […***…] tablets of Product during the Continuation Period, including any credits for Shortfalls for which Eisai has already paid, Arena shall invoice Eisai for an amount equal to the product of the Shortfall Price multiplied by the difference between (i) […***…] tablets of Product and (ii) (A) the aggregate number of tablets of Product ordered by Eisai plus (B) the number of Shortfalls for which Eisai has already paid, and Eisai shall pay such invoice within 30 days after receipt thereof.  For clarity, after a Facility Acquisition, in no event shall any amount be payable by Eisai to Arena under this Section 11.4(d) once there have been […***…] Supply Problems in a 12-consecutive month period.

(e)Renegotiation of Price.  The Parties agree that if a Facility Acquisition occurs, the purchase prices under Section 11.4(a) will remain in effect during the Initial Term; provided that if either Party desires to extend the Term after a Facility Acquisition, such Party shall notify the other Party no later than six months prior to the end of the then-current Term, and the Parties shall negotiate in good faith any revisions to the purchase prices to reflect changes in costs, inflation and other relevant factors.

11.5Currency.  All payments to the Payee Party under this Agreement shall be made by bank wire transfer in immediately available funds to an account in the name of the Payee Party designated in writing by the Payee Party.  Payments hereunder shall be considered to be made as of the day on which they are received by the Payee Party’s designated bank.  Unless otherwise expressly stated in this Agreement, all amounts specified to be payable under this Agreement are in United States Dollars and shall be paid in United States Dollars.

***Confidential Treatment Requested

11.6Taxes.  The amounts payable by one Party (the “Paying Party”) to the other Party (the “Payee Party”) pursuant to this Agreement (each, a “Payment”) shall not be reduced on account of any taxes except to the extent of amounts required to be withheld by the Paying Party by Applicable Laws, if any.  The Payee Party alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Laws to be withheld from Payments and remitted by the Paying Party) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  Without limiting the above, the Paying Party shall not withhold from the Payments any taxes except to the extent that it is required to do so by Applicable Laws.  Notwithstanding the foregoing, if the Payee Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to the Paying Party or the appropriate governmental authority (with the assistance of the Paying Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Paying Party of its obligation to withhold tax, and the Paying Party shall apply the reduced rate of withholding, or dispense with withholding, as the case may be; provided, that the Paying Party has received evidence, in a form reasonably satisfactory to the Paying Party, of the Payee Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least 15 days prior to the time that the applicable Payment is due.  If, in accordance with the foregoing, the Paying Party withholds any amount, it shall pay to the Payee Party the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to the Payee Party proof of such payment within 10 days following such payment.  In the event any taxes are withheld on any Payment, the Paying Party shall promptly pay the Payee Party an amount equal to […***…]% of the withheld amount (less any additional required withholding).  If and to the extent that a Payee Party reasonably believes (in good faith) that (a) it has actually realized a reduction in its current liability as a result of tax withholdings on any Payment and, as a result, it has actually paid a lesser amount to a tax authority or (b) it has actually received a refund of any taxes withheld on any Payment, the Payee Party shall promptly pay to the Paying Party an amount equal to the lesser of (i) […***…]% of such lesser amount paid as a result of the reduction in current tax liability or refund and (ii) the amount paid by the Paying Party to the Payee Party with respect to such taxes withheld on the applicable Payment pursuant to the preceding sentence.  Notwithstanding the foregoing, (A) if as a result of any action by Arena or any of its Affiliates, including any assignment, sublicense, change of place of incorporation or failure to comply with Applicable Laws or filing or record retention requirements, a higher percentage is required to be withheld on Payments to Arena or its successor or assign than would have been withheld without such action, Eisai shall have no obligation to pay to Arena or its successor or assign any amounts in respect of withheld amounts above those which would have been withheld had such action not been taken and (B) if as a result of any action by Eisai or any of its Affiliates, including any assignment, sublicense, change of place of incorporation or failure to comply with Applicable Laws or filing or record retention requirements, a higher percentage is withheld on Payments to Arena than would have been withheld without such action, Eisai shall pay to Arena any withheld amounts above those which would have been withheld had such action not been taken.

***Confidential Treatment Requested

11.7Records.

(a)Eisai.  Eisai shall keep, and cause the Eisai Related Parties to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Arena pursuant to this Agreement.  Such books and records shall be kept for such period of time required by Applicable Laws, but no less than at least five years following the end of the Calendar Quarter to which they pertain. Such records shall be subject to inspection in accordance with Section 11.8.

(b)Arena.  Arena shall keep, and cause its Affiliates to keep, complete, true and accurate books of accounts and records for the purpose of determining the technology transfer reimbursement payments pursuant to this Agreement.  Such books and records shall be kept for such period of time required by Applicable Laws, but no less than at least five years following the end of the Calendar Quarter to which they pertain.

11.8Audits.

(a)Audit of Eisai.  Upon not less than 60 days’ prior written notice, Eisai shall permit an independent, certified public accountant of international recognition (for the purposes of this Section 11.8, the “Auditor”) selected by Arena and reasonably acceptable to Eisai, which acceptance shall not be unreasonably conditioned, withheld or delayed, to audit or inspect those books and records of Eisai and the Eisai Related Parties that relate to the Product Purchase Price for the sole purpose of verifying the payments made to Arena under this Agreement.

(b)Audit of Arena.  Upon not less than 60 days’ prior written notice, Arena shall permit an Auditor selected by Eisai and reasonably acceptable to Arena, which acceptance shall not be unreasonably conditioned, withheld or delayed, to audit or inspect those books or records of Arena and its Affiliates that relate to the technology transfer reimbursement payments for the sole purpose of verifying the amounts invoiced by Arena pursuant to this Agreement.

(c)Audit Procedures.  The audited Party shall not be obligated to provide the Auditor any records until the Auditor executes a confidentiality agreement in a form reasonably acceptable to the audited party.  The Auditor shall disclose to the auditing Party only whether any reports made or amounts invoiced under this Agreement are correct and details concerning any discrepancies.  The Auditor shall send a copy of the report to the other Party at the same time it is sent to the auditing Party.  Such audits or inspections may be made no more than once each Calendar Year (unless an audit or inspection reveals a material inaccuracy in reports made or amounts invoiced under this Agreement, in which case it may be repeated within such Calendar Year), during normal business hours.  If such report shows that the amounts paid by a Party for the period audited are less than the amounts actually payable by such Party to the other Party during the period audited, then (absent manifest error or fraud in such audit report) the underpaying Party shall pay to the other Party the amount of such underpayment plus interest under Section 11.9, from the date such amounts were originally owed until payment is made, within 30 days of receipt of such audit.  If such report shows that the amounts paid by a Party for the period audited exceed the amounts actually owed by such Party to the other Party for the period audited, then (absent manifest error or fraud in such audit report) the overpaying Party shall deliver to the other Party an invoice for such excess amount, and the other Party shall pay such invoiced excess amount within 30 days of receipt of such invoice.  Such records for any particular Calendar Quarter shall be subject to no more than one audit or inspection and no audit or inspection with respect to any Calendar Quarter may be initiated later than five years after the end of such Calendar Quarter.  Audits and inspections conducted under this Section 11.8 shall be at the expense of the auditing Party, unless a variation or error producing (i) with respect to an audit or inspection pursuant to subsection (a), an underpayment in amounts payable exceeding an amount equal to 5% of the amount paid for a period covered by the audit or inspection is established, in which case all reasonable and verifiable costs relating to the audit or inspection for such period and any unpaid amounts that are discovered shall be paid by Eisai and (ii) with respect to an audit or inspection pursuant to subsection (b), an overpayment in amounts payable by Eisai pursuant to this Agreement exceeding an amount equal to 5% of the amount paid for a period covered by the audit or inspection is established, in which case all reasonable and verifiable costs relating to the audit or inspection for such period and any unpaid amounts that are discovered shall be paid by Arena.  The auditing Party shall endeavor in such audit not to unreasonably disrupt the normal business activities of the audited party.

11.9Payment Due Dates; Late Payments.  If any Payment is due on a day when banks in New York, New York are generally closed, then such Payment shall not be considered late if made on the next day on which such banks are generally open.  In the event that any Payment due under this Agreement is not made when due, such Payment shall accrue interest from the date due at a rate per annum equal to 4% above the U.S. Prime Rate (as set forth in The Wall Street Journal, Eastern Edition) for the date on which payment was originally due until the date such Payment plus accrued interest hereunder is actually made, calculated daily on the basis of a 365-day year, or similar reputable data source; provided, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Party entitled to receive such payment from exercising any other rights it may have as a consequence of the lateness of any Payment.

11.10Currency Conversion.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement, such conversion shall be made by using the arithmetic mean of the exchange rates for the purchase of United States Dollars as published in The Wall Street Journal, Eastern Edition, on the last Business Day of each month in the Calendar Quarter(s) to which such payments relate.

12.	Representations and Warranties

12.1Mutual Representations, Warranties and Covenants.  As of the Effective Date, each Party hereby represents and warrants to the other Party and covenants as follows:

(a)Duly Organized.  Such Party (i) is a corporation or limited liability company, with restricted liability, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) is qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such qualification would prevent such Party from performing its obligations under this Agreement.

(b)Due Authorization; Binding Agreement.  The execution, delivery and performance of this Agreement and the Related Documents by such Party have been duly authorized by all necessary corporate or organizational action.  This Agreement and the Related Documents are legal and valid obligations binding on such Party and enforceable in accordance with their respective terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in the proceeding at law or equity.

12.2Product Warranty.  Arena warrants that, at the time of delivery to Eisai or the Designated Distributor, all Product delivered under this Agreement: (a) will have been manufactured, tested, and packaged in accordance with the applicable Manufacturing SOPs, the applicable Quality Agreement, GMP and all other Applicable Laws; (b) will meet the applicable Specifications; (c) will not be adulterated or misbranded under the FFDCA or any similar law in the country in the Territory in which such Product will be sold or distributed; and (d) may be introduced into interstate commerce pursuant to the FFDCA or any similar law in the country in the Territory in which such Product will be sold or distributed.  Arena warrants that, at the time of release by Arena, all Product for delivery under this Agreement will have a minimum remaining shelf life of at least 70% of the approved shelf life for such Product set forth in the applicable NDA (or other Regulatory Approval) therefor as of the date of release.  Each of the foregoing warranties is subject to the limitation that Arena shall have no liability or responsibility under the foregoing for any defects, damage or harm to the Product resulting from improper storage, transportation, mishandling or any other cause occurring after delivery by Arena to Eisai.

12.3Debarment.  Arena hereby represents and warrants to Eisai that neither it nor its Affiliates is debarred under the FFDCA or listed on either Excluded List and it does not and its Affiliates do not, and shall not during the Term, employ or use the services of any Person who is debarred or listed on either Excluded List, in connection with the manufacture of Product.  In the event that Arena becomes aware of the debarment or threatened debarment of, or listing or threatened listing on either Excluded List of, any Person providing services to Arena or any of its Affiliates, including its and its Affiliates’, contractors, licensees, or distributors, that directly or indirectly relate to activities under this Agreement, Arena shall immediately notify Eisai in writing.

12.4Disclaimer.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 12, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF THE PRODUCT.

12.5Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 14, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE

OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided, that this Section 12.5 shall not be construed to limit either Party’s indemnification obligations under article 13.  Except for damages available for arena’s gross negligence or willful misconduct, arena’s aggregate liability under this agreement will not exceed the aggregate of all amounts paid by eisai to arena under this agreement.

13.	Indemnification

13.1Indemnification of Arena.  Eisai shall defend, indemnify and hold harmless each of Arena, its Affiliates, and its and their respective directors, officers, stockholders and employees (collectively, the “Arena Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (each, a “Third Party Claim”) against any Arena Indemnitee to the extent arising from, based on or occurring as a result of: (a) the actual or alleged (i) negligence or willful misconduct of or (ii) violation of Applicable Laws by, in each case ((i) and (ii)), Eisai or any Eisai Related Party or other subcontractors under this Agreement in performing any activity contemplated by this Agreement or the Quality Agreements; (b) any actual or alleged breach by Eisai (or any Eisai Related Party or other subcontractors under this Agreement) of this Agreement or the Quality Agreements; or (c) the handling, shipping, distribution, sale or use of Products by or on behalf of Eisai or any Eisai Related Party (provided that with respect to a Designated Distributor, Eisai shall only be responsible for Losses to the extent within the scope of the indemnification obligations of such Designated Distributor under the applicable Third Party Distributor Agreement as such obligations exist as of the Effective Date); except that the foregoing indemnification obligations shall not apply to the extent any such Third Party Claim is based on or results from matters within the scope of the indemnification obligations of Arena set forth in Section 13.2 below, as to which Third Party Claim each Party shall indemnify the other Party to the extent of its liability with respect to the Losses applicable to such Third Party Claim.

13.2Indemnification of Eisai.  Arena shall defend, indemnify and hold harmless each of Eisai, its Affiliates, and its and their respective directors, officers, stockholders and employees (collectively, the “Eisai Indemnitees”) from and against any and all Losses from any Third Party Claims against any Eisai Indemnitee to the extent arising from, based on or occurring as a result of: (a) the actual or alleged (i) negligence or willful misconduct of or (ii) violation of Applicable Laws by, in each case ((i) and (ii)), Arena or any of its Affiliates or subcontractors under this Agreement in performing any activity contemplated by this Agreement or the Quality Agreements; (b) any actual or alleged breach by Arena (or any of its Affiliates or subcontractors under this Agreement) of this Agreement or the Quality Agreements; or (c) any actual or alleged breach by Eisai of a Third Party Distributor Agreement to the extent resulting from an act or omission of Arena except to the extent Arena was acting in accordance with Eisai’s written instructions or resulting from Eisai’s failure to pay any amounts due under this Agreement for which Eisai does not have a right to withhold payment; except that the foregoing indemnification obligations shall not apply to the extent any such Third Party Claim is based on or results from matters within the scope of the indemnification obligations of Eisai set forth in Section 13.1 (a)

or (b) above, as to which Third Party Claim each Party shall indemnify the other Party to the extent of its liability with respect to the Losses applicable to such Third Party Claim.

13.3Procedure.

(a)Notice and Right to Assume.  A Party that intends to exercise its rights to defense, indemnity or hold harmless under this Article 13 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim in respect of which the Indemnitee intends to exercise such rights.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its obligations under this Article 13 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall provide the Indemnitor with reasonable assistance, at the Indemnitor’s expense, in connection with the defense of the Third Party Claim.  The Indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice.  The Indemnitee may participate in and monitor such defense with counsel of its choice, which shall be at its own expense.  The Indemnitor shall not settle any Third Party Claim without the prior written consent of the Indemnitee, not to be unreasonably conditioned, withheld or delayed, unless the settlement involves only the payment of money by the Indemnitor and does not involve any admission of liability or wrongdoing on the part of any Arena Indemnitees or Eisai Indemnitees, as applicable.  So long as the Indemnitor is defending the Third Party Claim, the Indemnitee shall not settle any such Third Party Claim without the prior written consent of the Indemnitor.

(b)Indemnitor Conducts Defense.  The assumption of a defense by the Indemnitor shall not be deemed an admission that the Indemnitor has an obligation to defend, indemnify or hold harmless an Arena Indemnitee or Eisai Indemnitee, as applicable, from and against any Loss from a Third Party Claim.  If the Indemnitor assumes and conducts the defense of a Third Party Claim as provided above, and if it is ultimately determined pursuant to Section 17.1 that the Indemnitor was not obligated to indemnify, defend, or hold harmless an Arena Indemnitee or Eisai Indemnitee, as applicable, from and against any Loss from such Third Party Claim, the Indemnitee shall reimburse the Indemnitor for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and all other Losses incurred by the Indemnitor in connection with such Third Party Claim.

(c)Indemnitor Does Not Conduct Defense.  If the Indemnitor does not assume and conduct the defense of a Third Party Claim as provided above, (i) the Indemnitee may defend against such Third Party Claim; provided, that the Indemnitee shall not settle any Third Party Claim without the prior written consent of the Indemnitor, not to be unreasonably conditioned, withheld or delayed and (ii) if it is ultimately determined pursuant to Section 17.1 that the Indemnitor was obligated to indemnify, defend, or hold harmless an Arena Indemnitee or Eisai Indemnitee, as applicable, from and against any Loss from such Third Party Claim, the Indemnitor shall reimburse the Indemnitee for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and all other Losses incurred by the Indemnitee in connection with such Third Party Claim.

14.	Confidentiality and Intellectual Property

14.1Confidentiality.

(a)Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that the receiving Party (the “Receiving Party”) shall keep confidential and not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How, information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”) pursuant to this Agreement, including any information concerning a Product or any other technical or business information of whatever nature concerning the Disclosing Party or its technology or business (collectively “Confidential Information” of the Disclosing Party), except that the Receiving Party may disclose Confidential Information of the Disclosing Party to its Affiliates and its and its Affiliates’ respective officers, directors, employees, agents, subcontractors (including, in the case of Eisai, Eisai Related Parties and Co-Promotion Partners) and consultants with a need to know such Confidential Information to assist the Receiving Party with the activities contemplated or required of it by this Agreement or, in the case of Eisai, the development (including regulatory activities), Commercialization or other exploitation of Products (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (each, a “Recipient”).  For the purposes of this Section 14.1, the term “Disclosing Party” shall include each Party and its Affiliates and its and their respective officers, directors, employees, agents, subcontractors and consultants who are directed to disclose such Party’s or its Affiliate’s Confidential Information, and the term “Receiving Party” shall include each Party and its Affiliates.  For clarity, (i) all Know-How in the Eisai Technology and all Agreement Know-How and (ii) any information disclosed by Arena or any of its Affiliates to its successor (or any of its Affiliates) in connection with an acquisition of the Facility and assignment of this Agreement that was disclosed by or on behalf of Eisai under this Agreement, or that was included in the Purchased Assets, as so identified by Arena, in either case ((i) or (ii)), is deemed to be the Confidential Information of Eisai and shall be deemed to have been disclosed by Eisai to Arena for purposes of Section 14.1.

(b)Exceptions. Notwithstanding Section 14.1(a), Confidential Information shall not include any information or materials that, in each case as demonstrated by competent evidence: (i) was already known to the Receiving Party or any of its Recipients, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Recipients in breach of this Agreement; (iv) was subsequently lawfully disclosed to the Receiving Party or any of its Recipients by a Person other than the Disclosing Party, and who, to the knowledge of the Receiving Party or such Recipient, did not directly or indirectly receive such information from the Disclosing Party or any of its Affiliates under an obligation of confidence; or (v) was developed by the Receiving Party or any of its Recipients without use of or reference to any information or materials disclosed by the Disclosing Party.  Information specific to the use of certain compounds, methods, conditions or features shall not be deemed to be within the foregoing exceptions merely because such information is embraced by general disclosures in the public domain or in the possession of the Receiving Party or its Recipients.  In addition, a combination of information will not be deemed to fall within the foregoing exceptions, even if all of the components fall within an exception, unless the combination itself and its significance are in the public domain or in the possession of the Receiving Party prior to the disclosures hereunder.  Notwithstanding anything to the contrary herein, neither the act of using information in a clinical trial nor the filing of information with a governmental authority shall, for the purpose of this Section 14.1, in and of itself be deemed to place such information in the public domain.

(c)Permitted Disclosures.  Notwithstanding the provisions of Section 14.1(a), the Receiving Party may disclose Confidential Information of the Disclosing Party, as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary or useful in the following instances: (i) the performance by the Receiving Party of its obligations or exercise of its rights as contemplated by this Agreement or, in the case of Eisai, the development (including regulatory activities), Commercialization or other exploitation of Products; provided, that wherever reasonable and practicable in the circumstances the recipient of any such Confidential Information shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Section 14.1; (ii) prosecuting or defending litigation with respect to a Party or its Affiliates, and with respect to Eisai, Eisai Related Parties and Co-Promotion Partners; (iii) in the case of Eisai as the Receiving Party, seeking, obtaining or maintaining any Regulatory Approval; provided, that Eisai shall take reasonable measures to assure confidential treatment of such Confidential Information, to the extent such treatment is available; (iv) complying with Applicable Laws; and (v) disclosure to Third Parties in connection with due diligence or similar investigations by or on behalf of a Third Party in connection with a potential marketing, distribution or supply agreement with, or license to, or collaboration with such Third Party (including as to Eisai, a potential Eisai Related Party) or a potential merger or acquisition by such Third Party, or in connection with performance of any such license, collaboration or merger agreement, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by obligations of confidentiality and non-use substantially similar to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Section 14.1.  Notwithstanding the foregoing, in the event the Receiving Party or a Recipient is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 14.1(c)(ii) or 14.1(c)(iv) to comply with a subpoena or other legal order, it shall, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and give the Disclosing Party a reasonable opportunity to quash such subpoena or order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such subpoena or order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which such subpoena or order was issued; and provided, further, that if such subpoena or order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such subpoena or order shall be limited to the Disclosing Party’s Confidential Information that is legally required to be disclosed in response to such subpoena or order and shall still be subject to the restrictions on use set forth in this Section 14.1.

(d)Confidentiality of Agreement and its Terms.  Except as otherwise provided in this Section 14.1, each Party agrees not to disclose to any Third Party the existence of this Agreement or its terms and conditions without the prior written consent of the other Party, except that each Party may disclose the terms and conditions of any this Agreement that are not otherwise made public as contemplated by Section 14.1(e) as permitted under Section 14.1(c).

(e)Public Announcements.  Except as required by Applicable Laws (including disclosure requirements of the U.S. Securities and Exchange Commission (including disclosure requirements of a Party’s Affiliate), the NASDAQ stock exchange or any other stock exchange on which securities issued by a Party or any of its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other Party, which shall not be unreasonably conditioned, withheld or delayed; provided, that it shall not be unreasonable for a Party to withhold consent with respect to any public announcement containing any of such Party’s Confidential Information.  In the event of a public announcement required under Applicable Laws, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(f)Use of Name.  Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release or marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance, which approval shall not be unreasonably conditioned, withheld or delayed, or except as expressly permitted in this Agreement.  The restrictions imposed by this Section 14.1 shall not prohibit either Party from making any disclosure (i) identifying the other Party as a counterparty to this Agreement to its investors, (ii) that is required by Applicable Laws or the requirements of a national securities exchange or another similar regulatory body (provided, that any such disclosure shall be governed by this Section 14.1), (iii) that is necessary for the performance by Eisai or Arena of its obligations or exercise of its rights as contemplated by this Agreement or, in the case of Eisai, the development (including regulatory activities, Commercialization or other exploitation of Products or (iv) with respect to which written consent has previously been obtained.  Further, the restrictions imposed on each Party under this Section 14.1 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications; provided, that any Confidential Information in such communications remains subject to this Section 14.1.

14.2Intellectual Property.

(a)Eisai shall have and own the entire right, title and interest in and to all Know-How discovered, identified, conceived, reduced to practice or otherwise made in the course of or as a result of activities under this Agreement after a Facility Acquisition (“Agreement Know-How”) and any Patents that claim or cover any invention within the Agreement Know (“Agreement Patents”) and shall have and retain the right to use, disclose and exploit the Agreement Know-How and Agreement Patents for any and all purposes, including the right to disclose the Agreement Know-How to its Affiliates.  Arena shall disclose to Eisai in writing the discovery, identification, conception, reduction to practice or other making of any Agreement Know-How or Agreement Patents from and after the Facility Acquisition.

(b)Arena shall, and hereby does, assign, and shall cause its Affiliates to so assign, to Eisai or an Affiliate of Eisai designated by Eisai in writing, without additional compensation, all of its right, title and interest in and to any Agreement Know-How and Agreement Patents as well as any intellectual property rights with respect thereto to fully effect the ownership by Eisai provided for in this Section 14.2(b).  Arena and its Affiliates shall execute all documents and take all actions reasonably requested by Eisai to fully effect the ownership by Eisai provided for in this Section 14.2(b).  Eisai shall have the sole right, but not obligation, to prosecute, maintain, enforce and defense the Agreement Patents.

(c)Arena shall, and shall cause its Affiliates to, assist and cooperate with Eisai, as Eisai may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Agreement Patents, including that Arena shall, and shall cause its Affiliates to, provide access to relevant documents and other evidence and make its employees available at reasonable business hours.

15.	Term and Termination

15.1Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until (a) if a Facility Acquisition has not occurred prior to the expiration of the Continuation Period, the expiration of the Continuation Period or, if Eisai requests the Run-off Period, the Run-off Period, unless terminated earlier pursuant to Section 15.2, or (b) if a Facility Acquisition occurs during the Continuation Period, five years after the Effective Date (the “Initial Term”), unless terminated earlier under Section 15.2 or extended by mutual written agreement of the Parties.

15.2Early Termination.

(a)By Mutual Agreement.  The Parties may terminate this Agreement in its entirety before the end of the Term by mutual written agreement.

(b)Automatically on Termination of the Transaction Agreement.  This Agreement will terminate automatically upon Arena’s receipt of written notice from a Party to the Transaction Agreement of the termination of the Transaction Agreement in its entirety.

(c)Material Breach.  After the Continuation Period, each Party will have the right to terminate this Agreement upon written notice to the other Party if such other Party materially breaches this Agreement and fails to cure such breach within sixty (60) days following written notice from the non-breaching Party specifying such breach.  The Parties acknowledge and agree that two or more Supply Problems during any 12-consecutive month period shall constitute a material breach.

***Confidential Treatment Requested

15.3Effects of Expiration or Termination; Surviving Obligations.

(a)Effects of Expiration or Termination.  Upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except as set forth in Sections 15.3(b) and 15.3(c).

(b)Shipment of Inventory.  Following expiration or termination of this Agreement, Arena shall ship to Eisai or its designee all remaining inventory (if any) of Eisai Materials purchased by Eisai under Section 11.1 and, upon receipt of payment therefor from Eisai, any work in progress or Product then held by Arena, in each case at Eisai’s expense.

(c)Surviving Obligations.  Expiration or termination of this Agreement shall not (i) relieve the Parties of any obligation accruing prior to such expiration or termination or (ii) relieve Eisai of its obligation to pay to Arena sums due in respect of Product ordered prior to termination or expiration of this Agreement and delivered in accordance with Section 5.1.  In addition, Articles 1, 13, 14 and 17 and Sections 12.4, 12.5 and 15.3 will survive termination or expiration of this Agreement, Article 3 will survive termination by Eisai pursuant to Section 15.2(c) if and for so long as the Technology Transfer is not completed by the effective date of termination, such completion deemed to have occurred upon Eisai’s manufacture of three process validation Batches for each of the Initial Product and the Once-Daily Product at the Eisai Facility meeting the release testing parameters in the applicable Specifications, and Sections 3.7, 3.8 and 3.9 will survive termination or expiration of this Agreement until the termination of the Transaction Agreement in its entirety.

16.	Force Majeure

16.1If the performance of any part of this Agreement by a Party (other than making payment when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party (including: fire, flood, volcano, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, epidemic, failure or default of public utilities or common carriers, destruction of product facilities or materials by fire, earthquake or storm or like catastrophe, acts of God or any acts, omissions or delays in acting of the other Party) or by compliance with any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government (including changes in the requirements of a Regulatory Authority), whether or not it is later held to be invalid, except to the extent any such injunction, law, order, proclamation, regulation, ordinance, demand or requirement operates to delay or prevent the non-performing Party’s performance as a result of any breach by such Party or any of its Affiliates of any term or condition of this Agreement  (a “Force Majeure Event”), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure Event; provided that the affected Party shall use its substantial, good faith efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed or it is otherwise able (with Commercially Reasonable Efforts) to perform its obligations.

16.2If either Party becomes aware that such an event of Force Majeure Event has occurred, or is imminent or likely, it shall immediately notify the other Party.

16.3The Party subject to a Force Majeure Event shall keep the other Party informed as to the progress of overcoming or avoiding the effects of such Force Majeure Event and of recommencing performing the affected obligation.

17.	General Provisions

17.1Dispute Resolution Process.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights or obligations hereunder or any alleged breach of this Agreement.  If the Parties cannot resolve any such dispute within 30 days after written notice of a dispute from one Party to the other, either Party may, by written notice to the other Party, have such dispute referred to the Senior Executives.  The Senior Executives shall negotiate in good faith to resolve the dispute within 30 days.  During such period of negotiations, any applicable time periods under this Agreement shall be tolled.  If the Senior Executives are unable to resolve the dispute within such time period, either Party may pursue any remedy available to such Party at law or in equity, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder.  Notwithstanding anything in this Section 17.1 to the contrary, Arena and Eisai shall each have the right to apply to any court of competent jurisdiction for appropriate injunctive or provisional relief, as necessary to protect its rights or property.

17.2Entire Agreement.  This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all previous express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof.  Each of the Parties acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any Person (whether party to this Agreement or not) other than as expressly set out in this Agreement.  Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.

17.3Assignment.  This Agreement shall not be assignable or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred (except as otherwise expressly stated in this Agreement), by either Party to any Third Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; except that either Party may assign or otherwise transfer this Agreement without the consent of the other Party to a successor in interest that acquires all or substantially all of the business or assets of the assigning Party to which this Agreement relates, whether by merger, acquisition or otherwise; provided, that the successor in interest assumes this Agreement in writing or by operation of law; provided, that Eisai shall not have the right to assign this Agreement under the preceding clause prior to the expiration of the first 18 months after the Effective Date without Arena’s prior written consent, which may be granted or withheld in Arena’s sole discretion, and Arena shall not have the right to assign this Agreement under the preceding clause after a Facility Acquisition without Eisai’s prior written consent, which may be granted or withheld in Eisai’s sole discretion.  In addition, either Party shall have the right to assign, sublicense, subcontract or delegate this Agreement or any or all of its obligations or rights hereunder to an Affiliate upon written notice to the other Party; provided, that the assigning, sublicensing, subcontracting or delegating Party hereby guarantees and shall remain fully and unconditionally obligated and responsible for the full and complete performance of this Agreement by such Affiliate and in no event such assignment, sublicensing, subcontracting or delegation be deemed to relieve such Party’s liabilities or obligations to the other Party under this Agreement.  The other Party shall, at the request and expense of the assigning, sublicensing, subcontracting or delegating Party, enter into such supplemental agreements with the applicable Affiliates as may be necessary or advisable to permit such Affiliates to avail itself of any rights or perform any obligations of the assigning, subcontracting or delegating Party hereunder.  Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns.  Any assignment of this Agreement in contravention of this Section 17.3 shall be null and void.

17.4Governing Law; Litigation; Exclusive Venue and Service.  This Agreement and all questions regarding its existence, validity, interpretation, breach or performance, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.  The Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties irrevocably and unconditionally waive their right to a jury trial.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 17.10 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

17.5Waiver of Breach.  Any condition or term of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof.  No such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the waiving Party.  No delay or waiver by either Party of any condition or term of this Agreement in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term of this Agreement.

17.6Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.7Modification.  No amendment or modification of any provision of this Agreement shall be effective unless in a prior writing signed by authorized officers of both

Parties.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by authorized officers of both Parties.

17.8Severability.  In the event any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, to the fullest extent permitted by Applicable Laws, (a) the Parties shall negotiate, in good faith and enter into a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and (b) if the rights and obligations of either Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect in such jurisdiction.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

17.9Language.  The language of this Agreement is English.  Any translation of this Agreement in another language shall be deemed for convenience only and shall never prevail over the original English version.

17.10Notices.  Any notice or communication required or permitted under this Agreement shall be in writing in the English language, delivered personally, sent by facsimile or sent by internationally-recognized overnight courier to the following addresses of the Parties (or such other address for a Party as may be at any time thereafter specified by like notice):

To Arena: Arena Pharmaceuticals GmbH Untere Brühlstrasse 4 4800 Zofingen Switzerland Facsimile: 41 62 746 7505 Attention: General Manager	To Eisai: Eisai Inc. 100 Tice Blvd. Woodcliff Lake, New Jersey 07677 Facsimile: (201) 746-3204 Attention: General Counsel
with a copy to: Arena Pharmaceuticals, Inc. 6154 Nancy Ridge Drive San Diego, CA 92121 USA Facsimile: (858) 677-0065 Attention: General Counsel	with a copy to: Eisai Inc. 4130 Parklake Avenue, Suite 500 Raleigh NC 27612 Facsimile: (732) 791-1347 Attention: President, PM CFU and Raleigh Site Head

Any such notice shall be deemed to have been given: (a) when delivered if personally delivered, (b) on the third day after dispatch if sent by confirmed facsimile, or (c) on the sixth day after dispatch if sent by internationally-recognized overnight courier.  This Section 17.10 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under this Agreement.

17.11No Partnership or Joint Venture.  Each Party is an independent contractor under this Agreement.  Nothing contained herein shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  The Parties shall operate their own businesses separately and independently and they shall hold themselves out as, act as, and constitute independent contractors in all respects and not as principal and agent, partners or joint venturers.  The Parties shall each be responsible for fulfilling their own obligations under this Agreement, and they shall not have control or responsibility over the actions of the other Party.  The Parties shall make and receive only such payments as are required under this Agreement, and shall not share in, or participate in, the business operations of the other Party.  Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

17.12Interpretation.  The captions to the several Articles and Sections of this Agreement are not a part of this Agreement but are included for convenience of reference and shall not affect its meaning or interpretation.  In this Agreement:  (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (d) the singular shall include the plural and vice versa; (e) references to a Person are also to its permitted successors and assigns; (f) masculine, feminine and neuter pronouns and expressions shall be interchangeable; (g) except where the context requires otherwise, “or” has the inclusive meaning represented by the phrase “and/or”; (h) references to an Applicable Law include any amendment or modification to such Applicable Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the Effective Date; and (i) a reference to any agreement includes any supplements and amendments to such agreement.  Each accounting term used herein that is not specifically defined herein has the meaning given to it under GAAP consistently applied, but only to the extent consistent with its usage and the other definitions in this Agreement.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

17.13References.  Unless otherwise specified, (a) references in this Agreement to any Article, Section or Exhibit means references to such Article, Section or Exhibit of this Agreement and (b) references in any section to any clause are references to such clause of such section.

17.14Counterparts; Electronic Signature Pages.  This Agreement may be executed in any number of counterparts each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or other electronic signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

17.15No Benefit to Third Parties.  Except as provided in Article 13, the representations, warranties, covenants and agreements set forth in this Agreement are forth the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

17.16Expenses.  Except as otherwise specified herein or in any Related Document, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

[Signature Page Follows]

In Witness Whereof, the Parties hereto have executed this Supply Agreement as of the Effective Date.

ARENA PHARMACEUTICALS GmbH	EISAI INC.

By: /s/ Joachim Fries	By:/s/ Shaji Procida

Name: Joachim Fries	Name: Shaji Procida

Title: Co-General Manager	Title: President and COO

By: /s/ Matthias Korbl

Name Matthias Korbl

Title: Co-General Manager

EISAI CO., LTD.

By:	/s/ Ivan Cheung

Name: Ivan Cheung

Title: Corporate Officer and Senior Vice President

Signature Page to Supply Agreement

Exhibit A

Materials

Part 1

Materials to be acquired by Eisai

Part 2

Materials to be delivered to Eisai following the Effective Date

Part 1

Material	Material Number	Batch #	Total

[…***…]

***Confidential Treatment Requested

[…***…]

Conversion factors and lead times

Starting Material	Quantity	Output	Quantity
[…***…]

***Confidential Treatment Requested

Part 2

Material	Material Number	Batch #	Total

[…***…]

The materials set forth on this Part 2 of Exhibit A, shall be transferred to a location of Eisai's choosing within 60 days of the Effective Date.

***Confidential Treatment Requested

Exhibit B

Run-off Period: Arena Employees

B-1

Functional Area	Requirement
[…***…]

***Confidential Treatment Requested

Exhibit C

Retention Bonus Schedule

C-1

Salary	# of Employees	Midpoint of Salary Range	Bonus as % Annual Salary up to	Total (CHF) up to
[…***…]

The above are general guidelines and individual awards may vary. To be eligible for an award, the employee must agree to the terms of a written bonus plan or agreement to be provided by Arena.  The bonus is intended for selected individuals who stay in good-standing with Arena through at least until the earlier of: (1) […***…] following the Effective Date, or (2) delivery of at least […***…] lorcaserin tablets as ordered by Eisai. […***…]. The aggregate amount of bonuses offered to selected employees will not exceed CHF […***…] without the agreement of the Parties.

The bonus does not replace or diminish existing retention plans or mandatory separation payments that the employees are already entitled to under Swiss law or pursuant to a prior agreement with Arena.

***Confidential Treatment Requested

Exhibit D

Product Purchase Prices

D-1

Drug Product Configuration	Pricing	Supply Channel	Lorcaserin 10 mg (IR)	Lorcaserin 20 mg (XR)
[…***…]

[…***…]

***Confidential Treatment Requested

General remarks:

- All prices are calculated with Incoterm “Ex works Zofingen”

- Active and placebo material will follow the same price scheme

- All prices excl. VAT

- Yearly price adjustments according to contract by Jan. 1st (price date = requested delivery date in sales order)

Schedule 1.94

PURCHASED TRADEMARKS (AS OF 12/21/2016)

[Pages 1 through 132 of this exhibit have been redacted and omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission.]